UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a -12

Minerals Technologies Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Minerals Technologies Inc.
622 Third Avenue
New York, New York 10017-6707

April 5, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Minerals Technologies Inc. (the “Company,” “we,” or “us”), which will be held on Wednesday, May 19, 2010, at 9:00 a.m., at 1 Highland Avenue, Conference Center, Bethlehem, Pennsylvania 18017.

At this year’s meeting, you will be asked to consider and to vote upon the election of two directors. Your Board of Directors unanimously recommends that you vote FOR the nominees.

You will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year. The Board continues to be satisfied with the services KPMG LLP has rendered to the Company and unanimously recommends that you vote FOR this proposal.

The two items upon which you will be asked to vote are discussed more fully in the Proxy Statement. I urge you to read the Proxy Statement completely and carefully so that you can vote your interests on an informed basis.

It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report will first be available to stockholders on or about April 5, 2010 on the web site http://www.edocumentview.com/MTX and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report will be mailed to the Company’s stockholders. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2010 Annual Report and vote through the Internet or by telephone will be mailed to our stockholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2010 Annual Report is first available to stockholders.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of this proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

Sincerely,

Joseph C. Muscari
Chairman and Chief Executive Officer

MINERALS TECHNOLOGIES INC.
622 Third Avenue
New York, New York 10017-6707

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

The Annual Meeting of Stockholders of MINERALS TECHNOLOGIES INC., a Delaware corporation, will be held on Wednesday, May 19, 2010, at 9:00 a.m., at 1 Highland Avenue, Conference Center, Bethlehem, Pennsylvania 18017, to consider and take action on the following items:

(1) the election of two directors;

(2) a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Minerals Technologies Inc. for the 2010 fiscal year; and

(3) any other business that properly comes before the meeting, either at the scheduled time or after any adjournment.

Stockholders of record as of the close of business on March 23, 2010, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Thomas J. Meek
Vice President, General Counsel and Secretary

New York, New York
April 5, 2010

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page 1 of this proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MINERALS TECHNOLOGIES INC. ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010

The 2010 Proxy Statement and 2009 Annual Report to Stockholders are available at:
http://www.edocumentview.com/MTX

MINERALS TECHNOLOGIES INC.
622 Third Avenue
New York, New York 10017-6707
April 5, 2010

PROXY STATEMENT

This proxy statement (“Proxy Statement”) contains information related to the annual meeting of stockholders (“Annual Meeting”) of the Company, to be held at 9:00 a.m. on Wednesday, May 19, 2010, at 1 Highland Avenue, Conference Center, Bethlehem, Pennsylvania 18017.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Why am I being sent these materials?

➢

The Company has made these materials available to you on the internet, or, upon request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting. If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled.

Who is asking for my proxy?

➢	The Board of Directors asks you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting and voted as you direct.

What is the agenda for the Annual Meeting?

➢

At the Annual Meeting, stockholders will vote on two items: (i) the election of Mr. Joseph C. Muscari and Mr. William C. Stivers as members of the Board of Directors, and (ii) ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm. Also, management will make a brief presentation about the business of the Company, and representatives of KPMG will make themselves available to respond to any questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting and, if such matters arise, the individuals named in the proxy will vote according to their best judgment.

How does the Board of Directors recommend I vote?

➢

The Board unanimously recommends that you vote for each of the nominees for director, Mr. Joseph C. Muscari and Mr. William C. Stivers, and for ratification of the appointment of KPMG to continue as our auditors.

Who can attend the Annual Meeting?

➢	Any stockholder of the Company, employees, and other invitees may attend the Annual Meeting.

Who can vote at the Annual Meeting?

➢	Anyone who owned shares of our common stock at the close of business on March 23, 2010, the “Record Date,” may vote those shares at the Annual Meeting. Each share is entitled to one vote.

What constitutes a quorum for the meeting?

➢

According to the by-laws of the Company, a quorum for all meetings of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 18,794,608 shares of common stock issued and outstanding, so at least 9,397,305 shares must be represented at the meeting for business to be conducted.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining.

Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum. Broker non-votes are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under applicable New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the matter.

If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

How many votes are required for each question to pass?

➢

The by-laws state that directors are to be elected by a plurality vote of the shares of stock present and entitled to vote, in person or by proxy. All other questions are determined by a majority of the votes cast on the question, except as otherwise provided by law or by the Certificate of the Company.

What is the effect of abstentions and broker non-votes?

➢

Under recent amendments to the rules of the New York Stock Exchange, an uncontested election of directors is no longer a “routine” matter as to which brokers may vote in their discretion with respect to shares as to which the broker has not received instructions from the beneficial owner or person entitled to vote. Broker non-votes or abstentions will be counted as a “withhold” vote for the purposes of the election of directors. However, because the Company has a plurality voting standard with respect to the election of directors, broker non-votes will not affect the outcome of the election of directors.

Who will count the votes?

➢	A representative of our transfer agent, Computershare Trust Company, N.A., will serve as inspector of election.

Who are the Company’s largest stockholders?

➢

As of January 31, 2010, FMR LLC owned 13.0%; Blackrock Inc. owned 11.6%; Capital World Investors owned 6.6%; and Vanguard Specialized Funds—Vanguard Precious Metals and Mining Fund owned 5.3% of the Company’s common stock. No other person owned of record, or, to our knowledge, owned beneficially, more than 5% of the Company’s common stock.

How can I cast my vote?

➢

You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to the instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

What if I submit a proxy but don’t mark it to show my preferences?

➢	If you return a properly signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations on all proposals.

What if I submit a proxy and then change my mind?

➢

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation or a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures.

Who is paying for this solicitation of proxies?

➢

The Company pays the cost of this solicitation. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in this solicitation of proxies, and we have agreed to pay that firm $4,000 for its assistance, plus expenses.

Where can I learn the outcome of the vote?

➢	The Secretary will announce the preliminary voting results at the Annual Meeting, and we will publish the final results in a current report on Form 8-K which will be filed with the Securities and Exchange Commission as soon as practicable after the annual meeting.

CORPORATE GOVERNANCE

Our Board of Directors (the “Board”) oversees the activities of our management in the handling of the business and affairs of our company and assures that the long-term interests of the shareholders are being served. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance. The Board has adopted a number of policies with respect to our corporate governance, including the following: (i) a set of guidelines setting forth the operation of our Board and related governance matters, entitled “Corporate Governance Guidelines”; (ii) a code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, entitled “Code of Ethics for Senior Financial Officers”; and (iii) a code of business conduct and ethics for directors, officers and employees of the Company entitled “Summary of Policies on Business Conduct”. The Board annually reviews and amends, as appropriate, our governance policies and procedures.

The Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Summary of Policies on Business Conduct are posted on our website, www.mineralstech.com, under the links entitled “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters,” and are available in print at no charge to any stockholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

Meetings and Attendance

The Board met six times in 2009. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2009. At each regular meeting of the Board, the independent (non-management) directors meet in executive session outside the presence of the non- independent (management) directors or any other member of management. These executive sessions, attended only by independent directors, are presided over by the chair of the committee that has primary responsibility for the principal matter to be discussed. If no specific topic is proposed for the executive session, then the position of presiding director rotates among the chairs of the Audit, Compensation, and Corporate Governance and Nominating committees.

Under our Corporate Governance Guidelines, all members of the Board are expected to attend the Annual Meeting of Stockholders. At the time of last year’s annual meeting of stockholders, the Board consisted of seven directors, all of whom attended the meeting.

Director Independence

The Board has adopted the following categorical standards to guide it in determining whether a member of the Board can be considered “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange: A director will not be independent if, within the preceding three years:

➢	the director was employed by the Company, or an immediate family member of the director was employed by the Company, as an executive officer;

➢

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pensions or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on continued service);

➢

the director was employed by or affiliated with the Company’s independent registered public accounting firm or an immediate family member of the director was employed by or affiliated with the Company’s independent registered public accounting firm in a professional capacity;

➢	the director or an immediate family member was employed as an executive officer of another company where any of this Company’s present executives served on that company’s compensation committee; and

➢

the director was an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to, or received payments from, the Company for goods or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In the case of each director who qualifies as independent, the Board is aware of no relationships between the director and the Company and its senior management, other than the director’s membership on the Board of the Company and on committees of the Board. As a result of its application of the categorical standards and the absence of other relationships, the Board has affirmatively determined (with each member abstaining from consideration of his or her own independence) that none of the non-employee members of the Board violates the categorical standards or otherwise has a relationship with the Company and, therefore, each is independent. Specifically, the Board has affirmatively determined that Ms. Paula H. J. Cholmondeley, Mr. Robert L. Clark, Mr. Duane R. Dunham, Mr. Steven J. Golub, Mr. Michael F. Pasquale, Dr. John T. Reid, and Mr. William C. Stivers, comprising all of the non-employee directors, are independent.

Board Leadership Structure

The Company is lead by Mr. Joseph C. Muscari, who has served as our Chief Executive Officer and Chairman of the Board since 2007. The Board is comprised of Mr. Muscari and 7 independent directors. The Company believes that having a combined Chief Executive Officer/Chairman of the Board provides unified leadership and direction to both the Company and the Board and has been effective for the Company. The Company believes that Mr. Muscari possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to ensure that the Board’s time and attention are focused on the most critical matters facing the Company. Mr. Muscari’s combined role also ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently.

While Mr. Muscari is best positioned to lead the Board, in practice, the Board operates cooperatively. Mr. Muscari develops Board agendas in consultation with other Board members. Other directors can request an item be added to the agenda and have done so in the past. In addition, prior to each Board meeting, Mr. Muscari meets collectively with the independent chairs of the Board Committees. This approach provides for broader leadership of the Board.

Based on the current size of the Board and the Company, the Board has determined that a Lead Director is not necessary. The Board expects the independent directors to work collaboratively to discharge their Board responsibilities, including in determining items to be raised in the executive session meetings of independent directors, and directors responsible for presiding over such meetings. The Company believes that this approach effectively encourages full participation by all Board members in relevant matters, while avoiding unnecessary hierarchy. The Board believes that additional structure or formalities would not enhance the substantive corporate governance process and could restrict the access of individual Board members to management.

While the Corporate Governance Guidelines currently provide for the foregoing leadership structure, the Board reserves the right to adopt a different policy should circumstances change.

Board Size and Committees

It is the policy of the Company that the number of Directors should not exceed a number that can function efficiently as a body. The Board currently consists of eight members, seven of which have been affirmatively determined to be independent. The Board currently has the following Committees: Audit; Compensation, and Corporate Governance and Nominating. Each Committee consists entirely of independent, non-employee directors. The responsibilities of such Committees are more fully discussed below under “Committees of the Board.” The Corporate Governance and Nominating Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and its Committees.

Identification and Evaluation of Directors

The Corporate Governance and Nominating Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board. The Committee considers director candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

While the Board has not established any minimum set of qualifications for membership on the Board, candidates are selected for, among other things, their integrity, independence, diversity, range of experience, leadership, the ability to exercise sound judgment, the needs of the Company and the range of talent and experience already represented on the Board. See “—Director Qualifications and Diversity Considerations” below for detailed information concerning directors’ qualifications. The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareholders. The Committee has the authority to use outside search consultants in its discretion. Final approval of a candidate is determined by the full Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Secretary, Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria discussed below. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the Committee as other suggested nominees. Shareholders wishing to nominate a director directly at a meeting of stockholders should follow the procedures set forth in the Company’s by-laws and described under “—Stockholder Proposals and Nominations,” below.

Director Qualifications and Diversity Considerations

Directors are responsible for overseeing the Company’s business and affairs consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes, skills and experiences. The Board and Corporate Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Members of the Board should have a background and experience in areas important to the operations and strategy of the Company. Experience in technology, finance, manufacturing, marketing and the key global markets of the Company are among the most significant qualifications of a director. It is expected that candidates will have an appreciation of the responsibilities of a director of a company whose shares are listed on a national securities exchange. The Board and Committee also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board does not have a specific diversity policy, but believes that the composition of the Board should reflect sensitivity to the need for diversity as to geography, gender, ethnic background, profession, skills and business experience. The Committee considers the need for diversity on the Board as an important factor when identifying and evaluating potential director candidates. However, the Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. The Board believes that its members provide a significant composite mix of experience, knowledge and abilities that contribute to a more effective decision-making process and allow the Board to effectively fulfill its responsibilities.

Set forth below is a summary of the specific qualifications, attributes, skills and experiences of our directors:

Paula H. J. Cholmondeley

•

High Level of Financial Literacy—Extensive financial oversight experience as a member of the Company’s Audit Committee and the audit committees of Dentsply International Inc., Albany International Corp. and Ultralife Corp. Also has background in accounting.

•

Industry and Technology Experience—Extensive experience in the paper industry, one of the Company’s most important market areas, as an executive with Sappi Fine Paper and as a director of Albany International Inc. Also has Board experience in the building/construction, healthcare and electrical equipment industries.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies and as independent trustee of Nationwide Mutual Funds.

•	Governmental Experience—White House Fellow assisting the U.S. Trade Representative.

•	Corporate Governance and Compliance Expertise—Chair of the Company’s Corporate Governance and Nominating Committee.

•	International Marketing and Operational Experience—Experience in international marketing, manufacturing management and operations with Sappi Fine Paper.

Robert L. Clark

•	Industry and Technology Experience—Extensive academic experience in the materials science field at the University of Rochester and Duke University.

•

Research and Development Expertise—Extensive research and development experience through various roles, including Senior Associate Dean for Research, Pratt School of Engineering, Duke University and Vice President and Senior Research Scientist for Adaptive Technologies Incorporated.

•	Intellectual Property Management Experience— Founder of the intellectual property company SparkIP.

•	Process Manufacturing Expertise—Holds a Ph.D. in Mechanical Engineering from Virginia Polytechnic Institute and State University and research in the this field.

•	Government Contracting Expertise—Headed numerous research programs funded by government agencies, including the National Aeronautics and Space Administration and the National Science Foundation.

Duane R. Dunham

•	Relevant Chief Executive Officer/President Experience—Former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.

•	Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s most important market areas.

•	Board Experience—Prior service on the Company’s Board, as well as on the board of Bethlehem Steel Corporation.

•

Operational Experience—Experience in manufacturing, management and operations, marketing, labor relations, environmental, health and safety oversight, compensation, and human resources oversight with Bethlehem Steel Corporation.

Steven J. Golub

•	Extensive Knowledge of the Company’s Business—Seventeen-year directorship at the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience as Vice Chairman and Managing Director of Lazard LLC.

•	Operational Experience—Experience in risk management, mergers and acquisitions, compliance and government matters, and human resources oversight with Lazard LLC.

•	Compensation Expertise—Prior service on the Company’s Compensation Committee, as well as extensive compensation experience as Vice Chairman and Managing Director of Lazard LLC.

Joseph C. Muscari

•	Relevant Chief Executive Officer/President Experience—Chairman and Chief Executive Officer of the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with the Company and Alcoa.

•	Industry and Technology Experience—Extensive experience in the manufacturing field.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies.

•	Extensive International Experience—Experience from leadership positions with several international divisions of Alcoa, covering Asia, Latin America and Europe.

Michael F. Pasquale

•	Extensive Knowledge of the Company’s Business—Eighteen-year directorship at the Company.

•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Hershey and as a member of the Company’s Audit Committee.

•	Industry and Technology Experience—Extensive experience in the consumer goods industry, an important market area of the Company.

•	Compensation Expertise—Experience serving as Chair of the Company’s Compensation Committee. Participation in compensation, benefits and related decisions in senior executive roles.

•	Relevant Commodities and Management Experience—Former Chief Operating Officer of Hershey Foods Corporation.

John T. Reid

•

Financial Literacy—Extensive financial oversight experience as a member of the Company’s Audit Committee, the audit committees of Readers’ Digest Association and Center for Global Development, and Executive Committee at Colgate-Palmolive.

•	Relevant Management Experience—Former Chief Executive Officer of CityQuicker and Vice President South Pacific and Chief Technological Officer of Colgate-Palmolive.

•	Industry and Technology Experience—Extensive experience with technology and in the consumer goods industry, an important market area of the Company, with Colgate-Palmolive.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies.

•	Corporate Governance Expertise—Former Chair of the Company’s Corporate Governance and Nominating Committee.

•	International Experience—Experience from leadership positions with Pfizer and Colgate-Palmolive international organizations, including Asia, Europe and South Pacific.

William C. Stivers

•

High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Weyerhaeuser Company and First Interstate Bank of California, as a member of the Company’s Audit Committee and the audit committees of Factory Mutual Insurance Company and Domtar Corporation, as Chairman of the Finance Committee of Factory Mutual Insurance Company, and as a member of the Financial Executives Institute.

•	Industry and Technology Experience—Extensive experience in the paper industry, one of the Company’s most important market areas.

•	Board Experience—Prior service on the Company’s Board, as well as on the boards of several other companies.

•

Banking Expertise—Extensive experience serving as assistant vice president and vice president of First Interstate Bank of California and as a past member of Chase Manhattan Bank’s National Advisory Board.

•	Operational Experience—Experience in risk management and mergers and acquisitions through various positions with Weyerhaeuser Company and First Interstate Bank of California.

Board and Committee Self-Evaluation

The Board and each Committee are required to conduct a self-evaluation of their performance. The evaluation process is organized by the Corporate Governance and Nominating Committee and occurs at least annually.

Term Limits

The Board does not endorse arbitrary term limits on directors’ service. However, it is the policy of the Company that each director shall submit his or her resignation from the Board not later that the date of his or her 72nd birthday. The Board will then determine whether to accept such resignation. Mr. Stivers, who has been nominated for election at the Annual Meeting, will reach his 72nd birthday during the term for which he has been nominated. The Board self-evaluation process is an important determinant for continuing service.

Director Stock Ownership Requirements

Under the Company’s Corporate Governance Guidelines, each director is required to own outright (excluding any units awarded by the Company) at least 200 shares of the Company’s common stock by the end of the first 12 months of service as a director and at least 400 shares of the Company’s common stock by the end of the first 36 months of service as a director. Directors are required to maintain this minimum level of ownership throughout their service as a director.

The Board’s Role in Risk Oversight

The Board has responsibility for risk oversight, including understanding critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, and seeing that such risk management processes are functioning adequately. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Company’s management has several layers of risk oversight, including through the Company’s Strategic Risk Committee. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed, including reports by the Strategic Risk Committee to the Board that are at least annual.

The Board implements its risk oversight function both as a whole and through Committees, which regularly provide reports regarding their activities to the Board. In accordance with New York Stock Exchange requirements, the Audit Committee regularly reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Compensation Committee considers risks related to the attraction and retention of personnel and risks relating to the design of compensation programs and arrangements applicable to both employees and executive officers, including the Company’s annual incentive and long-term incentive programs. We have concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The Board’s Role in Succession Planning

The Board regularly reviews plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

Expiration of Rights Plan

The Board allowed the Company’s Preferred Stock Purchase Rights Plan, or “Poison Pill”, to expire on September 13, 2009. Under this plan, each share of the Company’s common stock carried with it one preferred stock purchase right. These rights would have become exercisable upon certain conditions, providing the Board with, among other things, an opportunity for negotiation during a hostile takeover attempt.

Stockholder Proposals and Nominations

The Company’s by-laws describe the procedures that a stockholder must follow to nominate a candidate for director or to introduce an item of business at a meeting of stockholders. These procedures provide that nominations for directors and items of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of Minerals Technologies Inc. at 622 Third Avenue, New York, New York 10017-6707. If intended to be considered at an annual meeting, the nomination or proposed item of business must be received not less than 70 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting. Therefore, for purposes of the 2011 annual meeting, any nomination or proposal must be received between February 18 and March 10, 2011. With respect to any other meeting of stockholders, the nomination or item of business must be received not later than the close of business on the tenth day following the date of our public announcement of the date of the meeting. Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder proposal intended to be presented at the 2011 annual meeting is to be included in the proxy statement and form of proxy relating to that meeting, we must receive the proposal at the address above no later than 120 days before the anniversary of the mailing date of the Company’s proxy statement in connection with the 2010 annual meeting. Therefore, for purposes of the 2011 annual meeting, any such proposal must be received no later than December 6, 2010.

The nomination or item of business must contain:

➢	The name and address of the stockholder giving notice, as they appear in our books (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢

The class and number of shares of stock owned of record or beneficially by the stockholder giving notice (and by the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢	A representation that the stockholder is a holder of record of stock entitled to vote at the meeting, and intends to appear at the meeting in person or by proxy to make the proposal; and

➢

A representation whether the stockholder (or beneficial owner, if any) intends, or is part of a group which intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of outstanding stock required to elect the nominee or approve the proposal and/or otherwise solicit proxies from stockholders in support of the nomination or proposal.

Any notice regarding the introduction of an item of business at a meeting of stockholders must also include:

➢	A brief description of the business desired to be brought before the meeting;

➢	The reason for conducting the business at the meeting;

➢	Any material interest in the item of business of the stockholder giving notice (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made); and

➢	If the business includes a proposal to amend the by-laws, the language of the proposed amendment.

Any nomination of a candidate for director must also include:

➢	A signed consent of the nominee to serve as a director, if elected;

➢	The name, age, business address, residential address and principal occupation or employment of the nominee;

➢	The number of shares of the Company’s common stock beneficially owned by the nominee; and

➢	Any additional information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that nominee as a director.

Communications with Directors

Stockholders and any other interested parties may communicate by e-mail with the independent members of the Board at the following address: independent.directors@mineralstech.com. The independent members of the Board have access to all messages sent to this address; the messages are monitored by the office of the General Counsel of the Company. No message sent to this address will be deleted without the approval of the chair of the committee of the Board with primary responsibility for the principal subject matter of the message.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established and approved formal written charters for an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The full texts of the charters of these three committees are available on our website, www.mineralstech.com, by clicking on “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters.” The charters are also available in print at no charge to any stockholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, New York New York 10017-6707.

The Audit Committee

The Audit Committee currently consists of Mr. Stivers (Chair), Ms. Cholmondeley, Dr. Clark, Mr. Pasquale and Dr. Reid, none of whom is an employee of the Company. The Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the rules of the New York Stock Exchange, as well as being independent under the rules of the SEC. The Board has also determined that Mr. Stivers, Chair of the Audit Committee, and Mr. Pasquale, are both an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002, and have “financial expertise” for purposes of the rules of the New York Stock Exchange.

Ms. Cholmondeley serves as a member of the audit committees of more than three public companies. The Board has determined that such simultaneous service does not impair Ms. Cholmondeley’s ability to serve effectively on the Audit Committee.

The Audit Committee met eight times in 2009.

The primary duties of the Audit Committee are:

➢

To assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm;

➢

To appoint, compensate, and oversee the work of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditors concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Committee;

➢	To prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement; and

➢

To discuss the Company’s policies with respect to risk assessment and risk management, in executive sessions and with management, the internal auditors and the independent auditor, in particular with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

In addition to its regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Chair of the Audit Committee may be reached at the following e-mail address: audit.chair@mineralstech.com.

The Compensation Committee

The Compensation Committee currently consists of Mr. Pasquale (Chair), Mr. Dunham, Mr. Golub and Mr. Stivers, none of whom is an employee of the Company. The Board has determined that each of the members of the Compensation Committee is independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee met three times in 2009.

The primary duties of the Compensation Committee are:

➢	To participate in the development of our compensation and benefits policies;

➢	To establish, and from time to time vary, the salaries and other compensation of the Company’s Chief Executive Officer and other elected officers;

➢

To review the Company’s incentive structure to avoid encouraging excessive risk-taking through financial incentives as well as the relationship between compensation and the Company’s risk management policies and practices; and

➢	To participate in top-level management succession planning.

See “Compensation Discussion and Analysis” and “Report of the Compensation Committee” below for further discussion of the Compensation Committee’s activities in 2009. The Chair of the Compensation Committee may be reached at the following e-mail address: compensation.chair@mineralstech.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2009.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Cholmondeley (Chair), Dr. Clark, Mr. Dunham and Dr. Reid, none of whom is an employee of the Company. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent in accordance with the rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times in 2009.

The primary duties of the Corporate Governance and Nominating Committee are:

➢

The identification of individuals qualified to become Board members and the recommendation to the Board of nominees for election to the Board at the next annual meeting of stockholders or whenever a vacancy shall occur on the Board;

➢	The establishment and operation of committees of the Board;

➢	The development and recommendation to the Board of corporate governance principles applicable to the Company; and

➢	The oversight of an annual review of the Board’s performance.

The Corporate Governance and Nominating Committee is charged with recommending candidates for all directorships to the full Board. The Corporate Governance and Nominating Committee monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial experience, and independent directors. If the Committee determines that it is in the best interests of the Company to add new Board members, it will identify and evaluate candidates as discussed in more detail above under “Corporate Governance—Identification and Evaluation of Directors.” Candidates are considered by the Committee in light of the qualifications for director set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

See “Report of the Corporate Governance and Nominating Committee,” below, for further discussion of the Corporate Governance and Nominating Committee’s activities in 2009. The Chair of the Corporate Governance and Nominating Committee may be reached at the following e-mail address: governance.chair@mineralstech.com.

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

This report is an annual voluntary governance practice that highlights the Corporate Governance and Nominating Committee’s activities during 2009.

Governance Initiative. The Committee continued to monitor governance developments and reviewed the Company’s system of corporate governance. This included updating the Committee’s Charter and the Governance Guiding Principles. This and other measures were taken to ensure that the Company’s corporate governance practices meet applicable legal and regulatory requirements and emerging best governance practices.

Director Qualifications. The Committee reviewed the skills, experiences and competencies that the Board as a whole should possess. In light of this review, the Committee evaluated the skills, experiences and competencies of each member of the Board based on their respective expertise, background and industry experience. As part of this evaluation, the Committee reflected on the tenure and age of each director in respect of the requirement that each director submit his or her resignation from the Board not later that the date of his or her 72nd birthday. This evaluation was then reviewed and discussed by the entire Board. It was determined by the Board that the Company’s and shareholders’ interests are well represented based on the results of this evaluation. The material qualifications, attributes, skills and experiences of each of the Company’s directors are set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

Annual Performance Assessment. The Committee reviewed the Board’s current evaluation process and conducted the annual evaluation of the effectiveness and contributions of the Board via an electronic Board Self Assessment Survey. The Committee also reviewed and updated the evaluation tools to incorporate the most recent best practices.

Director Search. On May 19, 2009, Dr. Kristina Johnson resigned from our Board. The Committee spent a significant amount of its time considering and recruiting candidates to fill the seat of Dr. Johnson in accordance with the process set forth above under “Corporate Governance—Identification and Evaluation of Directors” and given the considerations set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”

Based on the Committee’s recommendation, Dr. Robert Clark was appointed to the Board effective in January 2010, for a term expiring in 2012. Dr. Clark was recommended to the Committee by a non-management director. The Committee also determined that Dr. Clark meets the Board’s Independence Standards as well as the New York Stock Exchange independence standards. The full Board accepted this finding.

Continuing Education for Directors. The Committee reviewed and updated the orientation initiatives for new directors and the ongoing education programs such as outside speakers on relevant topics, presentations on financial and audit controls as well as reviewing opportunities to visit key projects and sites of the company.

Crisis Management. The Committee reviewed the Company’s Crisis Management Policy and Plan. The Committee also discussed the procedure and plan for various potential crisis scenarios with members of the Company’s Crisis Management Team.

Paula H.J. Cholmondeley, Chair
Robert L. Clark
Duane R. Dunham
John T. Reid

EXECUTIVE OFFICERS

Set forth below are the names and ages of all executive officers of the Company indicating all positions and offices with the Company held by each such person, and each such person’s principal occupations or employment during the past five years.

Name	Age	Position
Joseph C. Muscari	63	Chairman of the Board and Chief Executive Officer
D. Randy Harrison	58	Senior Vice President, Organization and Human Resources
D.J. Monagle, III	47	Senior Vice President and Managing Director, Paper PCC
John A. Sorel	62	Senior Vice President, Finance, and Chief Financial Officer
William J.S. Wilkins	53	Senior Vice President and Managing Director, Minteq International
Michael A. Cipolla	52	Vice President, Corporate Controller and Chief Accounting Officer
Douglas T. Dietrich	40	Vice President, Corporate Development and Treasury
William A. Kromberg	64	Vice President, Taxes
Douglas W. Mayger	52	Vice President and Managing Director, Performance Minerals
Thomas J. Meek	52	Vice President, General Counsel and Secretary

Biographical information for Joseph C. Muscari is presented below under “Item 1—Election of Directors.”

D. Randy Harrison was elected Senior Vice President, Organization and Human Resources effective January 1, 2008. Prior to that, he had been Vice President and Managing Director, Performance Minerals since January 2002.

D.J. Monagle, III was elected Senior Vice President and Managing Director, Paper PCC, effective October 1, 2008. In November 2007, he was appointed Vice President and Managing Director—Performance Minerals. He joined the Company in January of 2003 and held positions of increasing responsibility including Vice President, Americas, Paper PCC and Global Marketing Director, Paper PCC.

John A. Sorel was elected Senior Vice President, Finance and Chief Financial Officer in November 2002. He was elected Senior Vice President, Corporate Development and Finance on January 1, 2002 and prior to 2002 he held positions of increasing authority with the Company, most recently Vice President and Managing Director, Paper PCC.

William J.S. Wilkins was elected Senior Vice President and Managing Director, Minteq International in November 2007. He joined the Company in June 2007 as Vice President, Global Supply Chain and Logistics. Prior to that, he had founded Management Services, a consulting firm. Before starting his consultancy, he was President and Chief Executive Officer of Sermatech International Inc.; Vice President and Chief Financial Officer of the Teleflex Aerospace Group; and head of finance and administration at Howmet Castings, a business unit of Alcoa, which he joined in 1994.

Michael A. Cipolla was elected Vice President, Corporate Controller and Chief Accounting Officer in July 2003. Prior to that, he served as Corporate Controller and Chief Accounting Officer of the Company since 1998. From 1992 to 1998 he served as Assistant Corporate Controller.

Douglas T. Dietrich was elected Vice President, Corporate Development and Treasury, effective August 2007. He had been Vice President, Alcoa Wheel Products since 2006 and President, Latin America Extrusions and Global Rod and Bar Products since 2002.

William A. Kromberg has served as Vice President, Taxes of the Company since 1993.

Douglas W. Mayger was elected Vice President and Managing Director, Performance Minerals which encompasses the Processed Minerals product line and the Specialty PCC product line, effective October 1, 2008. Prior to that, he was General Manager—Carbonates West, Performance Minerals and Business Manager—Western Region. Before joining the Company as plant manager in Lucerne Valley in 2002, he served as Vice President of Operations for Aggregate Industries.

Thomas J. Meek was elected Vice President, General Counsel and Secretary of the Company, effective September 1, 2009. Prior to that, he served as Deputy General Counsel at Alcoa. Before joining Alcoa in 1999, Mr. Meek worked with Koch Industries, Inc. of Wichita, Kansas, where he held numerous supervisory positions. His last position there was Interim General Counsel. From 1985 to 1990, Mr. Meek was an Associate/Partner in the Wichita, Kansas law firm of McDonald, Tinker, Skaer, Quinn & Herrington, P.A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the Company’s best interests and those of our stockholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally or (2) transactions involving less than $120,000 when aggregated with all similar transactions during the course of the fiscal year.

Under the policy, a related party transaction may be entered into only (i) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, or (ii) if the transaction has been approved by the disinterested members of the Board. Related party transactions may be approved or ratified only if the Corporate Governance and Nominating Committee or the disinterested members of the Board determine that, under all of the circumstances, the transaction is in the best interests of the Company.

2009 Related Party Transactions

Mr. Stivers, a director of the Company since 2003, also serves on the board of directors of Domtar Corporation since March 2007. From January 1 through December 31, 2009, the Company sold approximately $31.8 million of precipitated calcium carbonate to Domtar Corporation pursuant to contracts entered into prior to March 7, 2007, or renewed thereafter. The Company continues to sell precipitated calcium carbonate to Domtar Corporation in 2010. This ongoing relationship was reviewed by the Corporate Governance and Nominating Committee under the Company’s related party transaction policy and it was determined that Mr. Stivers does not have a direct or indirect material interest in such sales.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AS OF JANUARY 31, 2010

Title of Class	Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)		Percent of Class	Number of Share Equivalent Units Owned(c)
Common	FMR LLC 82 Devonshire Street Boston, MA 02109	2,427,680	(d)	13.0%	—
	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	2,165,936	(e)	11.6%	—
	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	1,245,000	(f)	6.6%
	Vanguard Specialized Funds— Vanguard Precious Metals and Mining Fund 100 Vanguard Blvd. Malvern, PA 19355	1,000,000	(g)	5.3%	—
	J.C. Muscari	129,319	(h)	*	3,431
	J. A. Sorel	78,651	(i)	*	4,553
	D.J. Monagle	13,402	(j)	*	304
	D.R. Harrison	44,963	(k)	*	1,713
	W.J.S. Wilkins	14,480	(l)	*	412
	P. H. J. Cholmondeley	600		*	4,901
	R.L. Clark	200		*	26
	D. R. Dunham	600		*	6,349
	S. J. Golub	3,253	(m)	*	19,812
	M. F. Pasquale	1,968	(n)	*	10,306
	J. T. Reid	1,250	(o)	*	13,820
	W.C. Stivers	2,000		*	6,236
	Directors and Officers (18 individuals)	353,011	(p)	1.9%	72,125

*	Less than 1%.

(a)	The address of each director and officer is c/o Minerals Technologies Inc., 622 Third Avenue, New York, New York 10017-6707.

(b)	Sole voting and investment power, except as otherwise indicated. Does not include “Share Equivalent Units.”

(c)

“Share Equivalent Units,” which entitle the officer or director to a cash benefit equal to the number of units in his or her account multiplied by the closing price of our common stock on the business day prior to the date of payment, have been credited to Messrs. Muscari, Sorel, Monagle, Harrison and Wilkins under the Nonfunded Deferred Compensation and Supplemental Savings Plan; and to Ms. Cholmondeley, Messrs. Dunham, Golub, Muscari, Pasquale, Stivers, and Dr. Reid under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. (See “Director Compensation” below.)

(d)

Based on a statement on Schedule 13G/A dated February 16, 2010 filed with the SEC on behalf of FMR LLC (“FMR”), formerly FMR Corp., a parent holding company, and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment advisor, is the beneficial owner of these securities as a result of acting as an investment advisor to various investment companies. Edward C. Johnson 3d. and FMR, through their control of Fidelity and certain Fidelity funds, each has sole power to dispose of the 2,427,680 shares owned by the Fidelity funds. Members of the family of Edward C. Johnson, through their ownership of voting common stock representing 49% of the voting power of FMR, may be deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940.

Neither FMR, nor Mr. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds.

(e)

Based on a statement on Schedule 13G dated January 8, 2010 filed with the SEC on behalf of Blackrock, Inc. According to Blackrock Inc.’s Schedule 13G, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock, but no such person’s interest in the Company’s common stock is more than five percent of the Company’s aggregate outstanding shares of common stock.

(f)

Based on a statement on Schedule 13G/A dated February 9, 2010 filed with the SEC on behalf of Capital World Investors. According to Capital World Investors’ Schedule 13G/A, Capital World Investors’ is deemed to beneficially own these shares as a result of its acting as investment advisor to various investment companies.

(g)	Based on a statement on Schedule 13G/A dated February 9, 2010 filed with the SEC on behalf of Vanguard Specialized Funds—Vanguard Precious Metals and Mining Fund, a registered investment company.

(h)

300 of these shares are held by Mr. Muscari and his wife as joint tenants, and Mr. Muscari has shared investment and voting power with respect to these shares. 111,668 of these shares are subject to options which are exercisable currently or within 60 days.

(i)

19,053 of these shares are held by Mr. Sorel and his wife as joint tenants, and Mr. Sorel has shared investment and voting power with respect to these shares. 78,650 of these shares are subject to options which are exercisable currently or within 60 days.

(j)	10,251 of these shares are subject to options which are exercisable currently or within 60 days.

(k)	32,698 of these shares are subject to options which are exercisable currently or within 60 days.

(l)	14,480 of these shares are subject to options which are exercisable currently or within 60 days.

(m)	153 of these shares are subject to options which are exercisable currently or within 60 days.

(n)	168 of these shares are subject to options which are exercisable currently or within 60 days.

(o)	All 1,250 shares are held by Dr. Reid and his wife as joint tenants, and Dr. Reid has shared investment and voting power with respect to these shares.

(p)	265,105 of these shares are subject to options which are exercisable currently or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of our records and of copies furnished to us of reports under Section 16(a) of the Securities Exchange Act of 1934, or written representations that no such reports were required, we believe that all reports required to be filed by our directors, officers and greater than 10% stockholders were timely filed, except for seven Form 4’s covering one transaction each were filed two days late by: Paula H.J. Cholmondeley, Duane R. Dunham, Steven J. Golub, Joseph C. Muscari, Michael F. Pasquale, John T. Reid and William C. Stivers. In addition, eleven Form 4’s covering two transactions each were filed late by: Michael A. Cipolla, Douglas T. Dietrich, Kirk G. Forrest, D. Randy Harrison, Rick B. Honey, William A. Kromberg, Douglas W. Mayger, D.J. Monagle III, Joseph C. Muscari, John A. Sorel and William J.S. Wilkins.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to, the named executive officers.

Compensation of our named executive officers is determined under Mineral Technologies Inc.’s compensation program for senior executives. This program is governed by the Compensation Committee of the Board of Directors. Currently, the Compensation Committee determines the compensation of all 10 of the executive officers of the Company. This discussion and analysis focuses on our named executive officers, who are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2009:

•	Joseph C. Muscari, Chairman and Chief Executive Officer

•	John A. Sorel, Senior Vice President, Finance, Chief Financial Officer

•	Daniel J. Monagle III, Senior Vice President, Managing Director, Paper PCC

•	D. Randy Harrison, Senior Vice President, Organization and Human Resources

•	William J.S. Wilkins, Senior Vice President and Managing Director, Minteq

Objectives of Our Compensation Program for Named Executive Officers

The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its stockholders. Furthermore, the program should reflect competitive opportunities and best practices in the marketplace

The following objectives serve as guiding principles for the Compensation Committee:

•	Provide a market-based, competitive total compensation opportunity that allows the Company to attract, retain, motivate and reward highly skilled executives;

•	Establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay;

•	Provide total remuneration opportunities for executives that will approximate the 75th percentile of the marketplace contingent upon the attainment of high levels of performance; and

•	Strengthen the linkage between executive and stockholder interests through the usage of equity awards and executive stock ownership.

Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as “total direct remuneration,” encompassing salary, annual incentive awards and long-term incentive awards. Additional elements supplement the total direct remuneration. The table below lists the compensatory elements of our program and briefly explains their purpose.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
Annual Compensation*:
—Salary*	Fixed annual compensation that is certain as to payment; provides continuous income to meet ongoing living costs.	Intended to be competitive with marketplace, to aid in recruitment and retention. Generally targeted at the 60th percentile of the marketplace but subject to variation in individual cases.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
—Annual Incentive*

Offers opportunity to earn performance-based compensation for achieving pre-set annual goals. For 2009, the goals were based on Operating Income, Return on Capital under the Bloomberg Method (“ROC”) and personal performance.

Motivate and reward achievement of corporate objectives. Target annual incentives should provide the opportunity for total cash compensation that is at the 75th percentile of the marketplace for high levels of performance.

Long-term Compensation*:
—Stock Options	Stock options granted at fair market value on date of grant with ratable vesting over three years. At least 50% of after-tax value of appreciation must be held in stock for at least five years.	More highly leveraged risk and reward alignment with stockholder value; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of stockholders.
—Deferred Restricted Stock Units (“DRSUs”)	Full value grant of stock units with ratable vesting over three years. At least 50% of the shares received upon vesting of DRSUs must be held by executives for five years.	Intended to increase long-term equity ownership and to focus executives on providing stockholders with superior investment returns.
—Performance Units	Units pay out in cash based on three-year performance goals.

Units earned based on performance metrics that are believed to be key to achieving success in the Company’s strategies. For 2009, the metrics were ROC targets and Company stock comparisons to the S&P MidCap 400 Index and a Peer Company Index.

Other Compensation Elements:
—Retirement Income	Qualified and non-qualified defined benefit and qualified defined contribution plans intended to provide for replacement of annual compensation with pension or lump-sum payments upon retirement.	Fair and competitive program designed to provide basic retirement benefits.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
—Deferred Compensation

Supplemental Savings Plan is a nonfunded deferred compensation plan that mirrors the Company’s qualified defined contribution plan and allows for an annual election of deferrals of salary and bonus. Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only.

Modest program that allows executives to have same level of benefits as other participants not subject to IRS limits.
—Severance Payments and Benefits, including after a Change in Control	Payments and benefits upon termination of an executive’s employment in specified circumstances.

Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourages management to consider transactions that could benefit stockholders.

—Benefits	Health and welfare benefits.	Fair and competitive programs to provide family protection, facilitate recruitment and retention.
—Perquisites	Personal benefits limited to financial counseling.	Highly desired benefits which can represent cost-effective elements of compensation.

*

Salary, annual incentive (bonus) and long-term compensation comprise “total direct remuneration,” which provides the opportunity for compensation that generally is intended to be at the 75th percentile of competitive market compensation and which may only be achieved with the attainment of high levels of performance.

The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In this process, the Compensation Committee reviews “tally sheets” and other reports and analyses of executive compensation including those prepared by the Compensation Committee’s independent advisor, Steven Hall & Partners.

Other policies and practices that help promote our compensation objectives include:

Employment Agreements. We have employment agreements with all of the named executive officers. These agreements formalize the terms of the employment relationship and the Company’s obligations to the executive during employment and in the event of termination. Additionally, these agreements clearly define the obligations of executives during and after employment with the Company. This includes compliance with restrictive terms that protect our business related to competitive activities, solicitation of our employees, customers and business partners, the disclosure of confidential information, and other actions that could be harmful to the Company post-employment. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and discourage frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. In some cases, including when an executive has been recruited to join us, executives have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which the Compensation Committee and the executives have reached agreement.

Equity Award Grant Practices. Most of our option grants have occurred as part of our regular annual grant of equity awards at a regularly scheduled meeting of the Compensation Committee, typically in January. The Company considers interim grants in cases of new hires, promotions and other special situations.

Total Direct Remuneration

Comparator Group Companies. We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies so that we can successfully attract and retain the high quality executive talent critical to the long-term success of the Company. Furthermore, we seek to encourage outstanding performance through the opportunity to earn substantially more than target levels of pay for superior performance. To understand the competitive market for pay, we analyze the compensation programs at a comparator group of companies in setting compensation terms for our program.

The Company’s primary business competitors are foreign companies, privately held firms or subsidiaries of publicly-traded companies. Accordingly, compensation data for most of our primary business competitors is not publicly available. Therefore, based on information and analysis provided by the Committee’s executive compensation consultants, Steven Hall & Partners, we identified the following 16 comparator companies, which were selected because they are primarily in the specialty chemical industry and are similar to the Company in the size and scope of their operations, for reference in setting compensation for 2009. The comparator group was unchanged in 2009 from the group used in 2008, and consisted of the following companies:

A. Schulman, Inc.	Cytec Industries Inc.	Innospec Inc.	Omnova Solutions, Inc.
Albermarle Corporation	Ferro Corporation	Kronos Worldwide, Inc.	Spartech Corporation
Arch Chemicals, Inc.	Georgia Gulf Corporation	Olin Corporation	Tronox Incorporated
Cabot Corporation	H.B. Fuller Company	OM Group, Inc.	Wellman, Inc.

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Survey information helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC. This survey data is developed independently by Steven Hall & Partners and provided to the Compensation Committee.

Total Direct Remuneration. Total direct remuneration—consisting of salary, annual incentive awards and long-term incentive awards—provides the major portion of each named executive’s remuneration. We place at risk a majority of total direct remuneration, requiring achievement of performance goals as a condition to earning annual incentives and Performance Units. In addition, stock price appreciation is required in order for executives to realize value from stock options. The at-risk portion of total direct remuneration provides for increasing pay for higher levels of corporate performance.

In setting each named executive officer’s total direct remuneration opportunity, the Compensation Committee takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. Nevertheless, we generally intend that total direct remuneration payable for target levels of performance will be in the 75th percentile of compensation of executives performing comparable jobs in our comparator group.

As discussed below, our program has provided substantial portions of total direct remuneration in the form of DRSUs and stock options, to promote share ownership as a direct means of aligning the interests of executives with the interests of stockholders. Our share retention requirements also encourage long- term shareholding. Cash compensation permits executives to meet living expenses and build wealth through diversified investments, and we therefore seek to provide balance in the mix of cash and non-cash compensation. The more senior the role, the greater the percentage of compensation provided in the form of long-term incentives.

The following table presents the target direct remuneration mix authorized by the Compensation Committee for our named executive officers for 2009. The only fixed component of total direct remuneration at the Company is base salary, with 75% or greater of total direct remuneration being at risk. The short-term components are base salary and annual incentives. The cash component includes base salary, annual incentives and Performance Units (which pay out in cash).

Name	Target Direct Remuneration Mix
	Fixed	At- Risk	Short- Term	Long- Term	Cash	Equity
J.C. Muscari	18%	82%	35%	65%	61%	39%
J.A. Sorel	23%	77%	40%	60%	64%	36%
D.J. Monagle	25%	75%	43%	57%	65%	35%
D.R. Harrison	25%	75%	44%	56%	65%	35%
W.J.S. Wilkins	25%	75%	44%	56%	66%	34%

In evaluating the level of compensation for the named executive officers versus the marketplace, the Committee considered the elements of salary, annual incentive and long-term incentive compensation, both individually and collectively. These elements were benchmarked to compensation information of comparator companies provided by the Committee’s executive compensation consultants, Steven Hall & Partners. However, this compensation data was not utilized by the Committee to adjust any element of compensation, or total compensation generally, paid to any executive officer (including any of the named executive officers) to precisely equal benchmarked values. Rather, salary, bonus and equity-based compensation components, individually and in total, for each executive, were compared to the average value received by the executives in the comparator companies and such comparison served as general guidance to the Committee in setting compensation levels. In addition, the Committee reviewed the salary, annual incentive and long-term incentive compensation amounts received by each such executive in prior years when establishing compensation levels. In establishing the form and amount of compensation, the Committee attempts to provide compensation that is competitive with its comparator companies, but reasonable in light of the Company’s performance in prior years.

As referenced in the discussion of elements of our compensation program above, the three direct remuneration elements (base salary, annual incentive awards and long-term compensation) serve to promote different objectives in our compensation program. The Committee establishes base salary target levels to attract and retain highly skilled executive officers by providing a level of assurance of compensation. The bonus opportunity available under the Annual Incentive Plan rewards the achievement of corporate and individual performance goals that are linked to quantifiable business and financial metrics. Equity award opportunities and Performance Units awarded through our long-term incentive compensation plan provide the named executive officers with a direct incentive to seek increased stockholder returns and serve to further align the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. Compensation levels for each element are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. As noted above, in each case, the Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.

Base Salary. The Committee believes that the overall compensation to the named executive officers should include reasonable levels of fixed cash compensation in order to provide a level of assurance of compensation. Base salaries are determined in accordance with the responsibilities of each named executive officer, the officer’s tenure in position, performance and market data for the position, although no particular weight is assigned to any one factor. Each employee receives an annual performance rating. The performance rating of the Chairman and Chief Executive Officer is assigned by the Compensation Committee and approved by the Board. The performance ratings of other officers, including the named executive officers, are assigned by the Company’s Chairman and Chief Executive Officer, subject to review by the Compensation Committee. In establishing the base salary amount, the Committee generally intends base salary to approximate the 60th percentile of the survey data provided by Steven Hall & Partners. The Committee believes this approach sets an appropriate market-competitiveness standard that aids us in in the recruitment and retention of executive officers.

Based on the Company’s performance, general business outlook, and industry compensation trends, we set guidelines for average percentage compensation adjustments to salary for all employees for the coming year. The percentage increase received by a particular employee is determined on the basis of the employee’s performance rating and current compensation level compared to similar marketplace positions.

Taking into account the above considerations and in light of the Company’s cost control measures in reaction to the global recession in 2009, we froze base salary rates for our executives in 2009. Accordingly, the base salaries we paid to each of the named executive officers were the same in 2009 as they were in 2008. Differences between 2008 and 2009 reflected in the Summary Compensation Table for Mr. Muscari, Mr. Sorel, Mr. Harrison and Mr. Wilkins were due to timing of receipt of 2008 annual salary increases. Differences between 2008 and 2009 reflected in the Summary Compensation Table for Mr. Monagle were due to the change in his position in 2008.

Annual Incentives. As part of our executive compensation program, we reward the achievement of corporate and individual performance goals through our 2009 Annual Incentive Plan. This annual incentive program is designed to reward participants for the achievement of pre-established Company-wide financial goals and individual contributions thereto by providing cash awards that are paid if such goals are met. We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of stockholder value creation. For the 2009 Annual Incentive Plan, we determined that two financial measures—Operating Income and Return on Capital (ROC)—are the most important business metrics that lead to creation of stockholder value, and therefore deserve significant focus. Performance of the Company with respect to these metrics was a significant factor in each executive’s bonus opportunity. For executives who are Business Unit Heads, performance with respect to these financial targets within the executive’s Business Unit was also a significant factor in such executive’s bonus opportunity. The remainder of each executive’s bonus opportunity was based on personal performance objectives. Approximately half of the personal performance objectives were based on quantifiable financial components: improvements in Working Capital and Expense Management, for which specific targets were established. Accordingly, financial components (Operating Income, ROC, and improvements in Working Capital and Expense Management) represented approximately 80% of the plan’s target metrics. Specifically, for Corporate staff executive officers, 60% of the bonus opportunity was based on the corporate financial targets, with 40% based on quantifiable personal performance objectives, of which approximately half were financial targets. For our executive officers who are Business Unit Heads, 20% of bonus opportunity was based on corporate financial targets, 40% on their individual Business Unit Operating Income and ROC targets, and 40% on quantifiable personal performance objectives, of which approximately half were financial targets relating to their specific Business Units. Among our named executive officers, Mr. Muscari, Mr. Sorel and Mr. Harrison are Corporate staff, and Mr. Monagle and Mr. Wilkins are Business Unit Heads.

Personal performance objectives for executive officers during 2009, other than the Chief Executive Officer, were set by Mr. Muscari. Personal performance objectives for the Chief Executive Officer were set and approved by the Compensation Committee with input from Mr. Muscari. The personal performance component provides rewards to executives in recognition of contributions in other key areas not captured in the Operating Income and ROC financial metrics but includes some quantifiable financial objectives. Under the 2009 Annual Incentive Plan, personal performance objectives for executive officers other than the Chief Executive Officer include reductions in operating expense and working capital, deployment of Lean operating principles for continuous improvement in productivity and overall leadership in the execution of the Company’s restructuring plans. Personal performance objectives for the Chief Executive Officer set and approved by the Compensation Committee include effectively managing the Company through the economic downturn to remain profitable and cash positive while enhancing long-term potential and core competencies, advancing the strategies of the three business units including the delivery of significant new business for long-term growth, furthering the deployment of lean management systems to provide for ongoing productivity improvements and maintaining a safe working environment. For each category of the personal performance objectives, there was a range of potential payouts with the ultimate payout amount based upon the detained evaluation by the Committee as to the achievement of the objectives. The Committee structured the 2009 Annual Incentive Plan in this manner so that the executives would know what their reward, if any, would be for achieving the financial objectives, while using the personal performance objectives to provide the Committee with the opportunity to assess the value of contributions or achievements within the context of the degree of difficulty and probability of achieving the objectives.

The target annual award opportunity for the named executive officers ranged from 75% of base salary up to 88% of base salary for the Chief Executive Officer. Bonus payments, if earned, would range from 0% up to 176% of base salary for the Chief Executive Officer, and from 0% up to 150% of base salary for the other named executive officers.

Company Level Financial Targets

As discussed above, the Committee selected Operating Income and ROC as the two financial measures used to determine Company performance. For each measure, a Company performance target range was determined by weighting the average of individual Business Unit performance target ranges for these measures. The actual Company performance for 2009 for each measure also represented a weighted average of individual Business Unit actual performance for the measure, as adjusted to exclude certain items such as the Company’s restructuring and impairment charges from its restructuring programs and the savings derived therefrom. For purposes of determining the Company performance target ranges and actual 2009 adjusted performance, the Company’s Business Units were weighted approximately 60% for Paper PCC, 25% for Refractories, and 15% for Performance Minerals.

The Company performance target range for Operating Income was $26.5 million (threshold) to $82 million (maximum). The Company performance target range for ROC was 3.0% (threshold) to 7.2% (maximum). In determining the performance target ranges for Operating Income and ROC, the Committee took into consideration the unfolding global economic crisis affecting the Company’s business. In this highly uncertain environment, planning for the Company’s business, and thus determination of appropriate performance target ranges, was particularly difficult. The Committee strived to design performance target ranges for Operating Income and ROC that were attainable by the executive officers but challenging in light of the existing economic conditions. Actual 2009 adjusted performance for Operating Income and ROC was $39.3 million and 3.5%, respectively.

A performance factor was determined for each measure based on the actual 2009 adjusted performance. In each case, the Company performance factor for a measure represents the weighted average of Business Unit level performance factors. For each Business Unit, actual 2009 adjusted performance for each measure was weighted—Operating Income was weighted at 60% and ROC at 40%—and the weighted average performance corresponds to a performance factor based on an individual payout matrix for such Business Unit. The Paper PCC, Refractories, and Performance Minerals Business Units achieved a 113.7%, 8.7%, and 44.6% performance factor in 2009, respectively. This corresponded to an overall Company performance factor of 80.6%.

Business Unit Level Financial Targets

As discussed above, Business Unit level financial targets for Operating Income and ROC contributed to the weighted average composite Company financial targets. In addition, for the executives who are Business Unit heads, individual Business Unit Operating Income and ROC were factors in determining the bonus opportunity under the plan.

The Committee selected performance ranges for the Business Unit’s Operating Income and ROC based upon recommendations of the Chief Executive Officer and after reviewing the Company’s 2009 operating plan and the rapidly deteriorating economic climate conditions at the end of 2008. As noted above, the Committee strived to design performance target ranges for Operating Income and ROC that were attainable by the executive officers but challenging in light of the existing economic conditions. When the Committee designed similar Business Unit performance ranges in prior years, achievement of Business Unit targets generally ranged within approximately 25% of target. In light of the volatile economic environment, the Business Units’ ranges were broader in 2009 than in prior years.

As with Company level financial targets, a performance factor was determined for each Business Unit level measure based on the actual 2009 adjusted performance. The Business Unit performance factors represent percentage achievement of sub-Business Unit level targets. Accordingly, the performance factor for a measure does not represent a straight-line relationship between the Business Unit level target performance ranges and the actual performance for such Business Unit. We do not publicly report the financial results at the Business Unit or sub-Business Unit levels.

Personal Performance Financial Metrics

As mentioned above, approximately half of the personal performance objective was related to certain quantifiable financial targets (other than Operating Income and ROC). For corporate staff executive officers, the targets were based upon Expense Control. For executive officers who are Business Unit Heads, specific targets were developed based upon Days of Working Capital reductions and Expense Control, with equal weighting applied to each element. The CEO’s personal performance reflects an aggregation of the Business Unit and corporate staff targets and objectives. In each case, performance was evaluated excluding certain items such as the Company’s restructuring and impairment charges from its restructuring programs and the savings derived therefrom.

Our 2009 consolidated Expense Control targets ranged from $152.3 million to $173.9 million. Our actual expenses in 2009 were $152.8 million, which was a 12% reduction from the $173.7 million of expenses recorded in fiscal 2008. The resulting payout of Corporate staff executive officers and executive officers who are Business Unit Heads ranged from 155% to 200% for this element of personal performance.

Our 2009 Consolidated Working Capital Days Reduction targets ranged from a weighted average reduction of 18 days to 30 days from 2008 levels, with varying amounts for each Business Unit ranging from one day to seventy-five days. Our actual working capital decreased from $220.7 million at the end of 2008 to $158.2 million at the end of 2009, a reduction of $62.5 million. Our consolidated days of working capital reflected a reduction of 29 days, from 88 days in 2008 to 59 days in 2009. The resulting payout of corporate staff executive officers and executive officers who are Business Unit Heads ranged from 140% to 200% for this element of personal performance.

Review of Individual Named Executive Officer Performance

In January 2010, the Committee reviewed the results of the 2009 Annual Incentive Plan. Bonuses were determined based on the Company achieving the composite weighted performance factors set forth above. Individual performance ratings were submitted by the Chief Executive Officer for discussion and approval by the Committee. Payments to the named executive officers under the 2009 Annual Incentive Plan were as follows:

Name	2009 Annual Incentive Plan
	Target	Earned	Paid as % of Target
J.C. Muscari	$792,000	$860,000	108.6%
J.A. Sorel	$281,250	$297,000	105.6%
D.J. Monagle	$236,250	$290,000	122.8%
D.R. Harrison	$232,500	$202,000	86.9%
W.J.S. Wilkins	$236,250	$122,000	51.6%

The Annual Incentive Plan contains specific factors for each of our named executive officers and is discussed below.

Mr. Muscari: Mr. Muscari’s bonus opportunity under the 2009 Incentive Plan was based 60% on the Company’s financial performance measures and 40% on achievement of personal goals and objectives. The Company’s 2009 financial performance was below target (80.6% of target). The Compensation Committee reviewed Mr. Muscari’s 2009 personal goals and objectives and assessed his performance versus the objectives in areas including, but not limited to, Company safety performance, financial performance, strategic and growth initiatives, vision, organization development, and external and investor relations. Collectively, performance against these objectives was 150% of target. The resulting payout under the 2009 Incentive Plan was at 108.6% of the target payout.

Mr. Sorel: Mr. Sorel’s bonus opportunity under the 2009 Incentive Plan was based 60% on the Company’s financial performance measures and 40% on achievement of personal goals and objectives. The Company’s 2009 financial performance was below target (80.6% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Sorel’s 2009 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans (Hoshin is a structured method for capturing and cementing strategic goals and developing the means for bringing them into existence) and overall leadership. Collectively, performance against these objectives was 143% of target. The resulting total payout under the 2009 Incentive Plan was at 105.6% of the target payout.

Mr. Monagle: Mr. Monagle’s bonus opportunity under the 2009 Incentive Plan was based 40% on financial performance measures of his Business Unit (Paper PCC), 20% on the Company’s financial performance measures and 40% on achievement of personal goals and objectives. Mr. Monagle’s Business Unit performance was at 113.7% of target. The Company’s 2009 financial performance was below target (80.6% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Monagle’s 2009 personal goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense and working capital management and overall leadership. Collectively, performance against these objectives was 145% of target. The resulting payout under the 2009 Incentive Plan was at 122.8% of the target payout.

Mr. Harrison: Mr. Harrison’s bonus opportunity under the 2009 Incentive Plan was based 60% on the Company’s financial performance measures and 40% on achievement of personal goals and objectives. The Company’s 2009 financial performance was below target (80.6% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Harrison’s 2009 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans, Supply Chain savings versus 2008 spending and overall leadership. Collectively, performance against these objectives was 96.3% of target. The resulting total payout under the 2009 Incentive Plan was at 86.9% of the target payout.

Mr. Wilkins: Mr. Wilkins’ bonus opportunity under the 2009 Incentive Plan was based 40% on financial performance measures of his Business Unit (Refractories), 20% on the Company’s financial performance measures and 40% on achievement of personal goals and objectives. Mr. Wilkins’ Business Unit performance was at 8.7% of target. The Company’s 2009 financial performance was below target (80.6% of target). Mr. Muscari and the Compensation Committee reviewed Mr. Wilkins’ 2009 personal goals and objectives and assessed his performance versus the objectives in areas such as Operational Excellence deployment, expense and capital management and overall leadership. Collectively, performance against these objectives was 98.8% of target. The resulting total payout under the 2009 Incentive Plan was at 51.6% of the target payout.

Long-term Incentives. Long-term incentives consist of stock options, DRSUs and Performance Units. Our compensation program uses equity-based awards (stock options and DRSUs), the ultimate value of which is contingent on our longer-term performance, in order to provide the named executive officers with a direct incentive to seek increased stockholder returns. Furthermore, we have established stock ownership guidelines for our executive officers that require the executives to retain a portion of the common stock of the Company that they receive pursuant to equity awards. We believe this further aligns the interests and actions of the Company’s executive officers with the interests of the Company’s stockholders. Performance Units, which pay cash based on the Company’s performance over a three-year performance period, provide a cash incentive that is based on a longer-term performance evaluation than the Annual Incentive Plan.

To determine the amounts of each type of long-term incentive provided to each executive officer, the Committee generally first determines the total long-term incentive award to be granted to an executive officer. Total long-term incentive value is determined as a multiple of an executive’s base salary, based on market data supplied by Steven Hall & Partners, the Compensation Committee’s independent compensation consultant. The applicable percentage of total long-term incentive awards ranged from 100% to 350% of base salary for the named executive officers. These levels were held constant from the prior year in recognition of competitive marketplace opportunities relative to our comparator group. The Committee then establishes the split among the three long-term incentive vehicles. The Committee decided in 2009 that the total long-term incentive value would be split as follows: 20% in the form of stock options, 40% in DRSUs and 40% in Performance Units. This split reflected a desire to base awards on performance and the general marketplace trend of decreasing the emphasis on stock options. Of the equity components, stock options are valued using the Black-Scholes option valuation method and DRSUs are valued using the average of the high and the low of the stock price on the date of the grant. Performance Units are cash vehicles linked to financial goals set by the Committee They are valued at $100 per unit assuming target-level performance, with higher and lower per-Unit values for above- and below-target performance. These values are then translated into specific amounts for each individual executive officer.

Stock Options. Stock options with an exercise price of $39.71 were awarded to the named executive officers in 2009. The exercise price represents fair market value on the date of grant as defined in the 2001 Stock Award and Incentive Plan as the average of the high and the low stock price on the grant date. These options have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant. To encourage the ownership of Company stock among officers, upon exercise, at least 50% of after-tax value of appreciation must be held in Company stock for at least five years.

DRSUs. DRSUs vest in equal installments on each of the first three anniversaries from the date of grant. As a guideline for officer stock ownership, at least 50% of the shares received upon vesting of the DRSUs must be held by the executives for five years.

Officer Stock Ownership Guidelines. Beginning in 2009, the following stock ownership guidelines were adopted and implemented for the Chief Executive Officer and other named executive officers. The guidelines require holdings of our stock with values at least equal to specified multiples of base salary, as follows:

•	Chief Executive Officer—three times base salary (within five years of election)

•	Other Elected Officers—one year of base salary (within five years of election)

Performance Units. As in prior years, Performance Units were elements of our long-term incentive program in 2009.

Performance Units Granted in 2009

Performance Units granted in 2009 vest at the end of a three-year performance period (2009-2011), provided the grantee remains employed by the Company at such time. The value of each Performance Unit is dependent on three measures: the Company’s ROC performance as compared to target ROC, the Company’s stock performance as compared to the S&P MidCap 400 Index, and the Company’s stock performance as compared to a Peer Company Index, for the period from January 1, 2009 to

December 31, 2011. The Peer Company Index is comprised of the Company’s peer companies and competitors. The index is broader than the comparator group used to assist us in setting overall compensation discussed above, and contains companies of relevant size and market capitalization that operate in similar markets or product types of the Company—paper, steel, minerals and mining. Major publicly traded competitors of the Company were also selected regardless of revenue or market capitalization.

Equal weighting is given to each of the three measures. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At target performance, a Performance Unit is worth $100 and may be worth up to $300 at maximum performance levels. The Performance Unit value is paid out in cash at the end of the performance period.

The following tables set forth the payout levels for stated performance for each of the three measures. Performance between the stated percentages is interpolated.

ROC Performance related to target ROC:

ROC Performance	Unit Value
<7.0%	$0
8.0%	$75
9.0%	$100
10.0%	$200
11.0%+	$300

Company Stock Comparison to the S&P MidCap 400 Index:

Performance as a % of Target	Unit Value
<75%	$0
75%	$75
100%	$100
120%	$200
130%+	$300

Company Stock Comparison to the Peer Company Index:

Performance as a % of Target	Unit Value
<75%	$0
100%	$75
110%	$100
120%	$200
130%+	$300

Performance Units Granted in Prior Periods

In January 2010, the Committee reviewed the results of Performance Units granted in 2007 related to the 2007-2009 performance period. Since performance did not meet minimum threshold levels, no payouts were made on the 2007 Performance Units.

Pay for Performance and Value Realized in 2009. As discussed above, the Committee apportioned compensation for the named executive officers based upon maintaining a high portion of compensation that is at risk, both short and long term, such that compensation at target levels is only earned provided that results versus targets link to shareholder value are obtained. Our compensation plan is intended to provide compensation that reflects the Company’s performance. Actual total direct remuneration paid in 2009 was less than target remuneration due to 2009 performance that was below targeted results.

Overall pay-for-performance reflects the influence of the at-risk component of the Company’s compensation structure. This at-risk component was established for 2009 compensation in light of the circumstances at the time it was developed. In particular, in establishing the 2009 Annual Incentive and long-term incentive plans, the Committee took into consideration the unfolding global economic crisis affecting its businesses. Specifically, the rapid and severe turndown in the steel and construction markets, to which two of the Company’s three Business Units are linked, were key areas of focus in the setting of financial and personal targets. Additionally the Company’s Paper PCC Business Unit, although impacted to a lesser degree due to its business model, also experienced challenges with higher than normal industry curtailments or shutdowns. In this environment, the Committee sought to align executive compensation to keeping the company cash positive and profitable.

In assessing pay-for-performance, we also believe it useful to present a comparison of the total value of compensation realized by each named executive officer in 2009 and the target total direct remuneration opportunity authorized by the Compensation Committee for 2009. Such comparison is set forth in the following table. The total value realized includes amounts realized by such named executive officer in 2009 from awards granted in years prior to 2009 (for long-term incentive awards), as well as amounts realized in 2009 for performance in 2009 for short-term compensation. The target value sets forth the value of total direct remuneration awarded to each named executive officer in 2009 based on the fair value of each on the date granted and assuming target level performance for remuneration based on performance factors (the annual incentives and Performance Units).

2009 Value Realized as compared to 2009 Target Total Direct Remuneration Opportunity

2009	Salary(1)	Annual Incentive(2)	Long-Term Incentive Value(6)			Total	% of Target Value
			DRSUs(3)	Stock Options(4)	Performance Units Payable in Cash(5)
Joseph C. Muscari
Value Realized	$900,000	$860,000	$399,379	—	—	$2,159,379	44%
Target Value	900,000	792,000	1,270,720	$649,000	$1,280,000	4,891,720
John A. Sorel
Value Realized	$375,000	$297,000	$254,806	$148,285	—	$1,075,091	66%
Target Value	375,000	281,250	385,187	197,060	$380,000	1,618,497
Daniel J. Monagle III
Value Realized	$315,000	$290,000	$32,150	—	—	$637,150	50%
Target Value	315,000	236,250	301,796	$141,600	$280,000	1,274,646
D. Randy Harrison
Value Realized	$310,000	$202,000	$169,491	—	—	$681,491	55%
Target Value	310,000	232,500	289,883	$141,600	$270,000	1,243,983
William J.S. Wilkins
Value Realized	$315,000	$122,000	$74,923	—	—	$511,923	41%
Target Value	315,000	236,250	281,941	$141,600	$280,000	1,254,791

(1)	Salary is as shown in the Summary Compensation Table.

(2)

Value realized of Annual Incentive Compensation for 2009 is as shown under Non-Equity Incentive Compensation in the Summary Compensation Table. Target Values are as set forth under “Annual Incentives” in the Compensation Discussion and Analysis section.

(3)

Value realized of DRSUs reflects the value of all DRSUs that vested in 2009, each on the date such unit vested, as set forth in the Option Exercises and Stock Vested Table. Target values reflect the grant date fair value of 2009 DRSU grants, as shown in the Summary Compensation Table.

(4)

Value realized of stock options reflect gains of stock options exercised in 2009 (whether or not realized) on the date of exercise, as set forth in the Option Exercises and Stock Vested Table. Target values reflect the grant date fair value of 2009 stock option grants, as shown in the Summary Compensation Table.

(5)

Value realized of Performance Units reflect amounts paid in 2009 on 2007 Performance Units (for the 2007-2009 performance period), which in all cases was $0. Target values reflect assumed payout on Performance Units granted to each named executive officer during 2009 (for the 2009-2011 performance period) at $100 per unit for target-level (100%) performance.

(6)	Our long-term incentive components are valued as follows: Stock Options are valued using the Black-Scholes option valuation method. DRSUs are valued using the average of the high and the low of the stock price on the date of the grant. Performance Units are valued at $100 per unit and link to financial goals set by the Committee and whose value is estimated at a targeted payout of 100%.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long service to the Company, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the Company’s Retirement Plan and the Supplemental Retirement Plan which provide retirement benefits to employees and executives. These are described more fully in the narrative following the Pension Benefits table below.

Although our retirement programs provide valuable benefits that help us attract and retain executive talent, we rely more heavily on other elements of our compensation program in the recruitment process and for retention.

Severance Policies

Severance protection is provided to our senior executives in employment agreements and severance agreements. This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide—including the level of severance payments and post-termination benefits—is appropriate and within the range of competitive practice.

Severance protection following a change in control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve the Company’s operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our stockholders, even one that would vest control of the Company in a third party. The Compensation Committee believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

Deferred Compensation

The Company maintains the Supplemental Savings Plan in order to allow employees to defer amounts that cannot be deferred under the qualified Savings and Investment Plan (the Company’s 401(k) plan) due to Internal Revenue Code limits. Contributions under the Supplemental Savings Plan are limited to the percentage limits that the employee would otherwise have been able to contribute on a before-tax basis to the Savings and Investment Plan. Additionally, the program provides a second and separate election opportunity for the deferral of annual base salary and bonus for which these deferrals are credited with interest only. Amounts placed in the Supplemental Savings Plan remain with the Company until payout, rather than invested through a third party as with other defined contribution programs.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Compensation Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, the Committee recognizes that a portion of the compensation paid to Mr. Muscari will be subject to the deduction limitation. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

2010 Compensation Program for Named Executive Officers

Our compensation program for senior executives for 2010 will be structured in a manner similar to the 2009 program, except that for executive officers, Operating Income and ROC, the financial component, will represent 70% of the bonus opportunity, with 30% based on personal performance objectives.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Compensation Committee, which consists solely of independent directors. The Compensation Committee works with management, in particular the Chief Executive Officer and the Vice President, Organization and Human Resources, in making decisions regarding our compensation program. The Chief Executive Officer has the ability to call Compensation Committee meetings for this purpose. The Compensation Committee also has retained Steven Hall & Partners, a nationally known compensation consulting firm, to assist in gathering and analyzing market data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. Steven Hall & Partners works with the Chief Executive Officer and the Vice President, Organization and Human Resources, in providing such assistance to the Compensation Committee. Steven Hall & Partners does not provide any other services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Michael F. Pasquale, Chair
Duane R. Dunham
Steven J. Golub
William C. Stivers

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2009. The named executive officers include the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2009. For purposes of determining the most highly compensated officers, the amounts shown in column (h) were excluded.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(*)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph C. Muscari	2009	$900,000	$1,270,720	$649,000	$860,000	$71,300	$85,131	$3,836,151
Chairman and Chief	2008	$898,846	$1,315,280	$658,350	$708,000	$68,100	$22,716	$3,671,292
Executive Officer	2007	$693,077	$2,407,800	$1,486,100	$781,200	$29,200	$14,295	$5,411,672
John A. Sorel	2009	$375,000	$385,187	$197,060	$297,000	$175,900	$39,952	$1,470,099
Senior Vice President,	2008	$374,539	$384,960	$193,743	$245,000	$48,800	$32,108	$1,279,150
Finance, Chief Financial	2007	$354,269	$338,553	$193,219	$210,000	$755,200	$28,783	$1,880,024
Officer
Daniel J. Monagle III	2009	$315,000	$301,796	$141,600	$290,000	$(3,300)	$32,962	$1,078,058
Senior Vice President,	2008	$263,232	$96,240	$75,240	$155,000	$3,400	$27,018	$620,130
Managing Director, Paper	2007	$216,849	$45,227	$25,201	$100,000	$14,100	$9,368	$410,745
PCC
D. Randy Harrison	2009	$310,000	$289,883	$141,600	$202,000	$182,900	$36,011	$1,162,394
Senior Vice President,	2008	$309,308	$288,720	$141,075	$200,000	$67,100	$28,540	$1,034,743
Organization and Human	2007	$279,520	$240,065	$134,602	$200,000	$156,800	$23,829	$1,034,816
Resources
William J.S. Wilkins	2009	$315,000	$281,941	$141,600	$122,000	$12,700	$35,051	$908,292
Senior Vice President and	2008	$313,731	$288,720	$131,670	$205,000	$15,800	$28,891	$983,812
Managing Director, Minteq	2007	$145,000	$135,408	$70,620	$125,000	$4,400	$9,466	$489,894

*	There were no discretionary bonuses paid to any of the named executive officers in 2007, 2008 or 2009. Accordingly, the column entitled “Bonus” has been omitted from this table.

(1)

Represents actual salary received in the applicable year. Annual base salary rates for the named executive officers were the same in 2009 as they were in 2008. Differences reflected in the Summary Compensation Table for Mr. Muscari, Mr. Sorel, Mr. Harrison and Mr. Wilkins were due to timing of receipt of 2008 salary increases. Differences reflected in the Summary Compensation Table for Mr. Monagle were due to a change in his position in 2008.

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of stock awards under FASB ASC Topic 718 by multiplying the number of shares by the average of the high and low price of the Company’s common stock on the New York Stock Exchange on the grant date. See Note 2 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for the assumptions made in determining FASB ASC Topic 718 values.

(3)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of option awards under FASB ASC Topic 718 using the Black-Scholes valuation model. See Note 2 to the Consolidated Financial Statements in our Annual Report for the fiscal year ended December 31, 2009 for the assumptions made in determining FASB ASC Topic 718 values.

(4)

Amounts shown for 2009 represent the 2009 Annual Incentive awards under the 2009 Annual Incentive Plan. For more information regarding our 2009 Annual Incentive Plan, see the discussion under the heading “Total Direct Remuneration” in the Compensation Discussion and Analysis section. In addition, the Company granted Performance Units to the named executive officers in 2007 (with the exception of Mr. Muscari who joined the Company in 2007) for the performance period 2007-2009, which vested on December 31, 2009. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2009.

Amounts shown for 2008 represent the 2008 Annual Incentive Awards. In addition, the Company granted Performance Units to the named executive officers in 2006 (with the exception of Mr. Muscari and Mr. Wilkins, both of whom joined the Company in 2007) for the performance period 2006-2008, which vested on December 31, 2008. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2008.

Amounts shown for 2007 represent the 2007 Annual Incentive Awards. In addition, the Company granted Performance Units to the named executive officers in 2005 (with the exception of Mr. Muscari and Mr. Wilkins, both of whom joined the Company in 2007) for the performance period 2005-2007, which vested on December 31, 2007. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2007.

At threshold performance, a Performance Unit is worth $75; at target performance, $100 per unit; at maximum performance, $300 per unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0.

(5)

Amounts shown in column (h) are solely an estimate of the increase in actuarial present value during 2009 of the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement) accumulated benefit under the Company’s Retirement Plan and the Supplemental Retirement Plan for 2009. The amount attributable to each plan is shown in the table below:

Name	Change in Pension Value
	Retirement Plan		Supplemental Retirement Plan	Total
J. C. Muscari	$10,200		$61,100	$71,300
J.A. Sorel	$82,600		$93,300	$175,900
D.J. Monagle	$(6,600	)*	$3,300	$(3,300)
D.R. Harrison	$127,000		$55,900	$182,900
W.J.S. Wilkins	$4,700		$8,000	$12,700

*

The present value calculation of the retirement plan accumulated benefit results in a negative number due to the interest credit rate that is used in the projection of the cash balance formula from determination date (December 31, 2009) to the participant’s normal retirement date. The interest credit rate for cash balance plans in 2008 was 4.50% versus the interest credit rate of 2.07% for 2009.

The change in pension value for Mr. Sorel and Mr. Harrison is calculated under the career earnings formula which is described in more detail in the narrative following the Pension Benefits table below.

The following assumptions were made in calculating the present value of accumulated benefits for Mr. Sorel and Mr. Harrison:

Discount rate:	2009 year end:	5.75% for the qualified plan
5.75% for the nonqualified plan
	2008 year end:	6.20% for the qualified plan
6.20% for the nonqualified plan
	2007 year end:	6.25% for the qualified plan
6.00% for the nonqualified plan
Mortality table:	2009 year end:	“RP 2000 combined and projected to 2010 no collar—male and female rates.”—post retirement only
	2008 year end:	“RP 2000 combined and projected to 2009 no collar—male and female rates.”—post retirement only
	2007 year end:	“RP 2000 combined and projected to 2008 no collar—male and female rates.”—post retirement only

The change in pension value for Mr. Muscari, Mr. Monagle and Mr. Wilkins is calculated under the cash balance formula which is also described in more detail in the narrative following the Pension Benefits table. The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age, assuming that the executive remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the end-of-year cash balance account to normal retirement age using annual interest credits of 2.07% for 2009 calculations and 4.50% for 2008 calculations. The projected cash balance is then converted to an annuity using the September 2009 rates (3.31% for 5 years/5.05% for next 15 years/5.32% thereafter) and the 2010 IRS prescribed mortality table for 2009 calculations and the September 2008 rates (4.91% for 5 years/5.50%for next 15 years/5.31% thereafter) and the 2009 IRS prescribed mortality table for 2008 calculations. The present value of accumulated benefits for Mr. Muscari, Mr. Monagle and Mr. Wilkins is then calculated using the same discount rates and mortality tables as for Mr. Sorel and Mr. Harrison.

Column (h) also reports the amount of the above market earnings on compensation that is deferred outside of tax-qualified plans such as the Company’s Supplemental Savings Plan. No amount is reported because none of the named executive officers had any above market earnings during 2009.

(6)

See All Other Compensation chart below for amounts for 2009, which include perquisites (consisting solely of financial counseling), life insurance premiums and Company matches on employee contributions to defined contribution plans (Savings and Investment Plan and Supplemental Savings Plan).

All Other Compensation

Name	Perquisites*	Life Insurance Premiums	Savings and Investment Plan Match	Supplemental Savings Plan Match	Total
J.C. Muscari	$7,830	$12,981	$9,800	$54,520	$85,131
J.A. Sorel	$14,784	$368	$9,800	$15,000	$39,952
D.J. Monagle	$13,794	$368	$9,800	$9,000	$32,962
D.R. Harrison.	$15,243	$368	$9,800	$10,600	$36,011
W.J.S. Wilkins	$14,368	$368	$9,315	$11,000	$35,051

*	Consists solely of financial counseling and related tax gross-up, except for $1,291 in medical reimbursements for Mr. Muscari pursuant to his employment agreement.

Grants of Plan-Based Awards

The following table provides information on the Annual Incentive Plan awards to each of the Company’s named executive officers in 2009 and the Performance Units, DRSUs and stock options granted in 2009 to each of the Company’s named executive officers under the Company’s long-term incentive plan. The estimated future payouts of non-equity incentive plan awards listed in the table below depend on performance criteria described in footnote 2 below. There can be no assurance that such payouts will ever be realized.

Name*	Grant Date		Performance Units #	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Grant Date Closing Price	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)

				Threshold ($)	Target ($)	Maximum ($)
J.C. Muscari		(1)		$198,000	$792,000	$1,584,000
	1/28/09	(2)	12,800	$960,000	$1,280,000	$3,840,000
	1/28/09						32,000				$1,270,720
	1/28/09							55,000	$40.05	$39.71	$649,000
J.A. Sorel		(1)		$70,313	$281,250	$562,000
	1/28/09	(2)	3,800	$285,000	$380,000	$1,114,000
	1/28/09						9,700				$385,187
	1/28/09							16,700	$40.05	$39.71	$197,060
D.J. Monagle				$59,063	$236,250	$472,500
	1/28/09	(1)	2,800	$210,000	$280,000	$840,000
	1/28/09	(2)					7,600				$301,796
	1/28/09							12,000	$40.05	$39.71	$141,600
D.R. Harrison				$58,125	$232,500	$465,000
	1/28/09	(1)	2,700	$202,500	$270,000	$810,000
	1/28/09	(2)					7,300				$289,883
	1/28/09							12,000	$40.05	$39.71	$141,600
W.J.S. Wilkins		(1)		$59,063	$236,250	$472,500
	1/28/09	(2)	2,800	$210,000	$280,000	$840,000
	1/28/09						7,100				$281,941
	1/28/09							12,000	$40.05	$39.71	$141,600

*

The Company did not have any equity incentive plans during 2009, nor does it currently have such plans. Accordingly, the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted from this table.

(1)

Represents threshold, target and maximum payout levels under our 2009 Annual Incentive Plan. The actual amount of incentive award earned by each named executive officer in 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For a more detailed discussion of the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Annual Incentives.”

(2)

The amounts in this row represent the number of Performance Units granted to the named executive officers in 2009 under the Company’s long-term incentive program and estimated threshold, target and maximum payouts. Except as otherwise noted, Performance Units vest at the end of a three-year performance period. For the 2009-2011 performance period, the value of each performance unit is dependent on the Company’s ROC performance and the Company’s stock comparisons to the S&P MidCap 400 Index and a Peer Group Index. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At threshold performance, a Performance Unit is worth $75; at target performance, $100 per unit; at maximum performance, $300 per unit. The Performance Unit value for the 2009-2011 performance period will be paid out (subject to meeting the above performance criteria) in early 2012. For a more detailed discussion of Performance Units, see “Compensation Discussion and Analysis—Long-term Incentives.”

(3)	DRSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	Options vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	The exercise price of option awards is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the exercise price of option awards granted on January 28, 2009 is $39.71. The closing price of the Company’s common stock on January 28, 2009 was $40.05.

(6)

The grant date fair value of each DRSU is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the per share grant date fair value of each DRSU granted on January 28, 2009 is $39.71. The grant date fair value, calculated in accordance with FASB ASC Topic 718 123R using the Black-Scholes valuation method, of each option granted on January 28, 2009 is $11.80.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested DRSUs held by the Company’s named executive officers as of December 31, 2009.

Name	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.C. Muscari	—	35,000	(3)	N/A	$60.20	3/1/2017				N/A	N/A
	23,334	11,666			$60.20	3/1/2017
	11,667	23,333			$64.16	2/27/2018
	—	55,000			$39.71	1/28/2019
							72,332	(4)	$3,939,924
J.A. Sorel	5,742	—		N/A	$34.83	3/15/2011				N/A	N/A
	684	—			$46.63	1/24/2012
	8,000	—			$49.12	7/1/2013
	8,800	—			$53.89	2/25/2014
	5,400	—			$61.94	2/23/2015
	6,300	—			$54.23	2/22/2016
	5,934	2,966			$61.56	2/28/2017
	3,434	6,866			$64.16	2/27/2018
	—	16,700			$39.71	1/28/2019
							19,133	(5)	$1,042,175
Daniel J. Monagle III	750	—		N/A	$53.89	2/25/2014				N/A	N/A
	1,000	—			$56.53	1/17/2016
	1,100	—			$59.33	4/26/2016
	734	366			$64.61	4/25/2017
	1,334	2,666			$64.16	2/27/2018
	—	12,000			$39.71	1/28/2019
							8,833	(6)	$481,134
D.R. Harrison	498	—		N/A	$46.63	1/24/2012				N/A	N/A
	4,000	—			$49.12	7/1/2013
	5,300	—			$53.89	2/25/2014
	3,300	—			$61.94	2/23/2015
	4,400	—			$54.23	2/22/2016
	4,134	2,066			$61.56	2/28/2017
	2,500	5,000			$64.16	2/28/2018
	—	12,000			$39.71	1/28/2019
							13,900	(7)	$757,133
W.J.S. Wilkins	2,000	1,000		N/A	$64.48	6/04/2017				N/A	N/A
	2,334	4,666			$64.16	2/27/2018
	—	12,000			$39.71	1/28/2019
							10,800	(8)	$588,276

(1)

Except as otherwise noted, option awards vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. The grant date is ten years earlier than the expiration date reported in the Option Expiration column.

(2)	The market value is calculated by multiplying the number of DRSUs by $54.47, the closing price of the Company’s common stock on December 31, 2009.

(3)	Consists of 35,000 options granted on March 1, 2007 and vesting on March 1, 2010.

(4)

Consists of 20,000 DRSUs granted March 1, 2007 and vesting on March 1, 2010; 20,000 DRSUs granted on March 1, 2007 and vesting in three equal annual installments beginning on March 1, 2008; 20,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning on February 27, 2009; and 32,000 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010.

(5)

Consists of 3,100 DRSUs granted on February 25, 2004 and vesting on February 25 2009; 3,600 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 4,100 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 5,500 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; 6,000 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009; and 9,700 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010.

(6)

Consists of 700 DRSUs granted on April 26, 2006 and vesting in three equal annual installments beginning on April 26, 2007; 700 DRSUs granted on April 25, 2007 and vesting in three equal annual installments beginning on April 25, 2008; 1,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning on February 27, 2009; and 7,600 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010.

(7)

Consists of 1,800 DRSUs granted on February 25, 2004 and vesting on February 25, 2009; 2,300 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 2,800 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 3,900 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; 4,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009; and 7,300 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010.

(8)

Consists of 2,100 DRSUs granted on June 4, 2007 and vesting in three equal annual installments beginning on June 4, 2008; 4,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009; and 7,100 DRSUs granted on January 28, 2009 and vesting in three equal annual installments beginning on January 28, 2010.

Option Exercises and Stock Vested

The table below discloses the number of shares acquired through option exercises and vesting of DRSUs and the value at the time of exercise and vesting by the named executive officers during 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J.C. Muscari	—	—	7,049	399,379
J.A. Sorel	4,258	148,285	5,496	254,806
D.J. Monagle	—	—	672	32,150
D.R. Harrison	—	—	3,664	169,491
W.J.S. Wilkins	—	—	1,528	74,923

(1)	Includes realized gains (shares sold) and unrealized gains (shares held). None of the named executive officers deferred any amount realized upon the exercise of stock options.

Pension Benefits

The table below quantifies the benefits expected to be paid to the named executive officers from the Company’s two defined benefit pension plans—the Retirement Plan and the Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J.C. Muscari	Retirement Plan	2.8	$29,900	—
	Supplemental Retirement Plan	2.8	$138,700	—
J.A. Sorel	Retirement Plan	36.3	$1,183,500	—
	Supplemental Retirement Plan	36.3	$892,700	—
D.J. Monagle	Retirement Plan	7.0	$40,400	—
	Supplemental Retirement Plan	7.0	$10,600	—
D.R. Harrison	Retirement Plan	22.8	$595,200	—
	Supplemental Retirement Plan	22.8	$188,700	—
W.J.S. Wilkins	Retirement Plan	2.6	$18,600	—
	Supplemental Retirement Plan	2.6	$14,300	—

(1)

The present value of accumulated benefits is calculated using the following assumptions: (a) a discount rate of 5.75% for the Retirement Plan and 5.75% for the Supplemental Retirement Plan and (b) mortality rates from the “RP 2000 combined and projected to 2010 no collar—male and female” table at 2009 year end, post-retirement only.

The Retirement Plan is a tax qualified pension plan which pays retirement benefits within the limits prescribed by the Code. The Supplemental Retirement Plan is an unfunded, non-tax qualified pension plan which pays retirement benefits in excess of such Code limits.

For employees hired prior to January 1, 2002, accumulated benefits under the Retirement Plan and the Supplemental Retirement Plan are based upon an annuity equal to the greater of (i) 1.4% of a participant’s career earnings or (ii) 1.75% of a participant’s career earnings less 1.5% of primary Social Security benefits, multiplied by years of service up to 35 years. For purposes of this career earnings formula, a participant’s career earnings are based on the average earnings for the five highest consecutive calendar years prior to January 1, 2003, and on actual earnings for periods after December 31, 2002. The benefits for Messrs. Sorel and Harrison are based upon the career earnings formula.

The present value of accumulated benefit under the career earnings formula is based upon the benefit that is payable at the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement), based upon years of service and pensionable earnings as of December 31, 2009, and payable as a life annuity with no death benefit.

For employees hired after January 1, 2002, accumulated benefits under the Retirement Plan and the Supplemental Retirement Plan are based upon a cash balance formula which credits such employees with annual pay credits equal to 5% of the employee’s pensionable earnings for the year. An employee’s cash balance account will also receive interest credits each year, based on a market rate of interest declared at the end of each year. The benefits for Messrs. Muscari, Wilkins, and Monagle are based upon the cash balance formula.

The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age (later of 65 or 3 years of service), assuming that the named executive officer remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the December 31, 2009 cash balance account to normal retirement age using annual interest credits of 2.07%. This projected cash balance is then converted to an annuity benefit using the September 2009 and the IRS prescribed mortality for 2010. The present value of accumulated benefit under the cash balance formula is based upon this annuity benefit, payable as a life annuity with no death benefit.

Non-Qualified Deferred Compensation

The following table shows contributions, earnings and account balances for the named executive officers in the Supplemental Savings Plan. The Supplemental Savings Plan is an unfunded, non-tax qualified plan which pays amounts in excess of the limits which the Code imposes on benefits under the Company’s Savings and Investment Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J.C. Muscari	$81,780	$54,520	$50,567	—	$186,867
J.A. Sorel	$26,250	$15,000	$72,191	—	$551,380
D.J. Monagle	$15,750	$9,000	$3,872	—	$40,861
D.R. Harrison	$18,550	$11,600	$25,097	—	$161,777
W.J.S. Wilkins	$19,250	$11,000	$6,189	—	$57,241

(1)

Named executive officers may elect to defer payment up to the greater of 6% or that percentage of regular earnings that the named executive officer would have been otherwise able to contribute on a before-tax basis to the Company’s Savings and Investment Plan. At the named executive officer’s election, such deferral will be credited to the named executive officer’s account in the dollar amount of the deferred regular earnings, or as the number of units calculated by dividing the dollar amount of regular earnings deferred by the closing price of the Company’s common stock on the last business day of the month in which the payment of such regular earnings would have been made.

(2)

The amounts reported in this column represent matching contributions by the Company and were also reported as part of the named executive officers’ “All Other Compensation” in the Summary Compensation table and specifically listed in Footnote 6 to such table. Under the Company’s Savings and Investment Plan, the Company contributes $1 for every $1 contributed by the named executive officer of the first 2% of regular earnings and $1 for every $2 of the next 4% of the named executive officer’s regular earnings. If the Code restrictions prevent the named executive officer from receiving matching contributions under the Company’s Savings and Investment Plan, the named executive officer’s account will be credited by the amounts that would have been otherwise contributed by the Company as matching contributions. Matching contributions are held in the general funds of the Company and are credited to the named executive officer’s account in the form of units only, calculated as described in note (1) above.

(3)

The amounts reported in this column represent the aggregate earnings during 2009 of each named executive officer’s account. Dollar amounts in the named executive officer’s account are credited with the interest at a rate equal to the Fixed Income Fund of the Company’s Savings and Investment Plan; units in a named executive officer’s account are marked to market monthly. Whenever a cash dividend is paid on the Company’s common stock, the number of units is increased as follows: the number of units in the named executive officer’s account are multiplied by the cash dividend and divided by the closing price of the Company’s common stock on the dividend record date. None of the named executive officers had any “above market earnings” reportable in column (h) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control

The following table summarizes the estimated payments to be made to each named executive officer derived from their employment agreements, change in control agreements (“CIC agreements”), the terms of their grants and awards and the Company’s 2001 Stock Award and Incentive Plan (1) prior to a change in control and in connection with any termination of employment including voluntary termination, for cause termination, death, disability, retirement, termination without cause or resignation for good reason, and (2) upon a change in control without termination of employment and termination without cause or resignation for good reason.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the triggering event took place on the last business day of our most recently completed fiscal year, December 31, 2009, and that the price per share of our common stock is the closing market price as of that date, $54.47.

Our employment agreements and CIC agreements with our named executive officers are described following the table.

Name	Upon Termination and Prior to a Change in Control					On or After a Change in Control
	Voluntary Termination or “For Cause” Termination		Death, Disability or Retirement		Termination without “Cause” or Resignation for “Good Reason”	No Termination of Employment	Termination without “Cause” or Resignation for “Good Reason”
J.C. Muscari
Severance Payment(1)	$906,200	(2)	$906,200	(2)	$7,334,000	$0	$9,567,692	(3)
Benefits	0		0		0	0	34,688	(4)
DRSU Vesting(5)	0		0		0	3,939,924	3,939,924
Stock Option Vesting(6)	0		0		0	811,800	811,800
Performance Unit Vesting(7)	0		0		0	3,760,000	3,760,000
J.A. Sorel
Severance Payment(1)	$0		$0		$984,375	$0	$2,190,516	(3)
Benefits	0		0		0	0	34,688	(4)
DRSU Vesting(5)	0		0		0	1,042,175	1,042,175
Stock Option Vesting(6)	0		0		0	414,175	414,175
Performance Unit Vesting(7)	0		0		0	1,080,000	1,080,000
D.J. Monagle
Severance Payment(1)	$0		$0		$826,875	$0	$1,648,238	(3)
Benefits	0		0		0	0	34,688	(4)
DRSU Vesting(5)	0		0		0	481,134	481,134
Stock Option Vesting(6)	0		0		0	177,555	177,555
Performance Unit Vesting(7)	0		0		0	420,000	420,000
D.R. Harrison
Severance Payment(1)	$0		$0		$813,750	$0	$1,573,176	(3)
Benefits	0		0		0	0	34,688	(4)
DRSU Vesting(5)	0		0		0	757,133	757,133
Stock Option Vesting(6)	0		0		0	206,598	206,598
Performance Unit Vesting(7)	0		0		0	760,000	760,000
W.J.S. Wilkins
Severance Payment(1)	$0		$0		$821,250	$0	$1,498,489	(3)
Benefits	0		0		0	0	34,688	(4)
DRSU Vesting(5)	0		0		0	588,276	588,276
Stock Option Vesting(6)	0		0		0	177,120	177,120
Performance Unit Vesting(7)	0		0		0	665,000	665,000

(1)

Represents cash payments made upon termination of employment. Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control equal 2 times the sum of base salary and target bonus for Mr. Muscari and 1.5 times the sum of base salary and target bonus for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 2.99 times the five-year average annual compensation. For Mr. Muscari, severance amounts shown for termination without “Cause” or resignation for “Good Reason” either prior to a change in control or on or after a change in control include a payment of $3.95 million which replaces certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company.

(2)

Represents pro-rata payment for replacement of certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company. Amounts represent the actuarial present value of $65,000, payable annually for life to Mr. Muscari or to his spouse should he predecease her, with the first benefit payment on July 1, 2009. A 6.20% interest rate and the RP 2000 mortality table, with mortality rates combined and projected to 2009, was used to calculate the actuarial present value.

(3)

Severance payment may be reduced if the full payment would result in a portion of the payment being subject to the excise tax under Section 4999 of the Code. In such event, the amount of the severance payment will be reduced by the minimum amount necessary such that no portion of the severance payment is subject to the excise tax.

(4)	This amount represents the present value of 24 months of life, disability, accident and health insurance coverage.

(5)

This amount represents the aggregate value of DRSUs which would become vested as a direct result of the termination event or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. The value of DRSUs is based on a closing stock price of $54.47 on December 31, 2009.

(6)

This amount represents the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not attribute any additional value to stock options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. Represents the intrinsic value of stock options, based on a closing stock price of $54.47 on December 31, 2009.

(7)

For termination due to death, disability or retirement, if a participant has been employed for two of the three years of the performance period, participant is eligible to receive a pro rata payout at the end of the performance period based on actual performance. Participants who have been employed for less than two of the three years of the performance period forfeit outstanding units related to that performance cycle. Upon change in control, assumes all unvested performance units paid out at target ($100 per unit).

Employment Agreements

The Company entered into employment agreements with each of our named executive officers for the indicated terms and for not less than the annual base salaries indicated: in January 2002 with Mr. Sorel, 18 months, $265,000; in January 2002, with Mr. Harrison, 18 months, $200,000; in November 2006, with Mr. Muscari, five years, $850,000; in June 2007 with Mr. Wilkins, 18 months, $260,000; and in January 2008, with Mr. Monagle, 18 months, $250,000. The term of each of these agreements, except for Mr. Muscari’s agreement, is extended on the first day of each month for an additional month, unless either the employee or the employer gives the other written notice that the agreement should not be further extended. Each of the named executive officers may also receive salary increases and annual bonuses in amounts to be determined by the Board or the Compensation Committee. The agreements also entitle the named executive officers to participate in employee benefit plans and other fringe benefits that are generally available to our executive employees.

Under the agreements, each named executive officer has agreed to comply with certain customary provisions, including covenants not to disclose our confidential information at any time and not to compete with our business during the term of the agreement and, subject to our continued payment of amounts under the agreement, for two years thereafter. We may terminate the employment agreements before the end of the specified term of employment for “cause.” “Cause” is defined in the agreements as (i) the failure to perform material obligations, following notice and a reasonable period of time to cure such failure and (ii) acts of felony, fraud or theft. Similarly, the named executive officer may resign for “good reason.” “Good reason” is defined in the agreements as (i) the assignment of duties substantially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, (ii) a reduction of the executive’s benefits or base salary, (iii) the merger or consolidation of the Company into or with any other entity or the sale of substantially all of the assets of the Company, unless the surviving entity of such merger or the purchaser of substantially all of the assets assumes the Company’s obligations under the employment agreement and (iv) separation of the executive’s office location from the Company’s principal corporate office or relocation outside the contiguous United States.

Pursuant to the employment agreements, our named executive officers are entitled to severance payments upon termination of employment by the Company “without cause” or by the named executive officer for “good reason.” Severance payments are equal to a multiple of the sum of base salary and target annual bonus. The multiples are 2 times for Mr. Muscari and 1.5 times for the other named executive officers.

Change in Control Agreements

The Company has entered into CIC agreements with certain of its executive officers, including each of the named executive officers. The CIC agreements continue through December 31 of each year, and are automatically extended in one-year increments unless we choose to terminate them. If a change in control occurs, the severance agreements are effective for a period of four years from the end of the then existing term. These agreements are intended to provide for continuity of management in the event of a change in control of the Company.

Under the CIC agreements, a change in control includes any of the following events unless approved by the Board: (i) we are required to report a “change in control” in accordance with the Securities Exchange Act of 1934; (ii) any person acquires 15% of our voting securities; (iii) a majority of our directors are replaced during a two-year period; or (iv) our stockholders approve a merger, liquidation or sale of assets.

If, following a change in control, the executive is terminated by the Company for any reason, other than for disability, death, retirement or for cause (as defined in the agreements), or if the executive terminates his or her employment for good reason (as defined in the agreements), then the executive is entitled to a severance payment of 2.99 times the executive’s base amount (as defined in the agreements). The severance payment generally will be made in a lump sum. If it is determined that the severance payment plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G of the Code would result in a portion of the severance payment being subject to the excise tax under Section 4999 of the Code, then the amount of the severance payment shall be reduced by the minimum amount necessary such that no portion of the payment will be subject to the excise tax.

For a period of up to two years following a termination that entitles an executive to severance payments, the Company will provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination, except to the extent such coverage would result in an excise tax being imposed under Section 4999 of the Code.

The CIC agreements also provide that upon the occurrence of certain stated events that constitute a “potential change in control” of the Company, the executive agrees not to voluntarily terminate his employment with the Company for a six-month period.

2008 Amendments to Employment and Change in Control Agreements

In December 2008, our named executive officers and the Company amended the officers’ employment and change-in-control agreements to reflect compliance with Section 409A of the Code. Section 409A governs deferred compensation, including severance and other post-employment payments, and generally requires that the timing of any payment of deferred compensation must be specified in advance.

Specifically, the amendment to each agreement (i) clarifies that severance under the employment agreement is paid in a lump sum, rather than installments, (ii) provides that an involuntarily terminated executive receives a lump sum payment, plus a tax gross-up, equal to the cost of medical and dental coverage for twenty-four (24) months, (iii) provides that a six-month delay applies to payments subject to Section 409A that are made upon separation from service, (iv) adds an indemnification for any additional tax incurred by the executive under Section 409A as a result of the Company’s failure to comply with Section 409A, and (v) makes other minor clarifications to ensure compliance with Section 409A.

2001 Stock Award and Incentive Plan

The Company’s 2001 Stock Award and Incentive Plan provides for accelerated vesting of stock options and DRSUs upon a change in control of the Company and gives the Compensation Committee discretion to accelerate the vesting of Performance Units.

Grantor Trust

In order to secure the benefits accrued under certain programs such as the Supplemental Retirement Plan and the Supplemental Savings Plan, the Company has entered into an agreement establishing a grantor trust within the meaning of the Code. Under the Grantor Trust Agreement, we are required to make certain contributions of cash or other property to the trust upon the retirement of individuals who are beneficiaries of those plans, upon the occurrence of certain events defined as constituting a change in control and in certain other circumstances.

Director Compensation

The table below summarizes the annual compensation for the Company’s non-employee directors during 2009. Each compensation element is discussed in the text following the table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total ($)
Paula H.J. Cholmondeley	$61,250		$53,000	N/A	N/A	N/A	$910		$115,160
Duane R. Dunham	$55,000		$53,000	N/A	N/A	N/A	$7,198		$115,198
Steven J. Golub	$47,500	(4)	$53,000	N/A	N/A	N/A	$3,754		$104,254
Kristina M. Johnson	$23,750		$—	N/A	N/A	N/A	$713		$24,463
Joseph C. Muscari(5)	$—		$—	N/A	N/A	N/A	$5,370		$5,370
Michael F. Pasquale	$65,000		$53,000	N/A	N/A	N/A	$1,988		$119,988
John T. Reid	$61,250	(4)	$53,000	N/A	N/A	N/A	$8,528		$122,778
William C. Stivers	$67,500		$53,000	N/A	N/A	N/A	$13,046	(6)	$133,546

(1)

Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom stock units awarded to each director pursuant to the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors calculated by multiplying the number of units by the closing price of our common stock on the grant date.

The following table lists the total number of phantom stock units held by each director as of December 31, 2009. The units are payable in cash upon the director’s termination of service on the Board. (See “Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors” below.)

P.H.J. Cholmondeley	4,900.88
D.R. Dunham	6,348.78
S.J. Golub	19,599.36
K.M. Johnson	317.40
J.C. Muscari	1,853.10
M.F. Pasquale	10,306.01
J.T. Reid	13,562.05
W.C. Stivers	6,236.39

(2)

The Company does not currently compensate its directors with stock options. The following table lists the total number of stock options held by each director as of December 31, 2009 granted by the Company under previously existing plans:

S.J. Golub	296
K.M. Johnson	159
M.F. Pasquale	319

None of our other non-employee directors hold any stock options.

(3)

See All Other Compensation chart below for amounts, which include (1) the value of dividends earned, in the amount of $0.05 per unit awarded quarterly and calculated by multiplying the number of units held by the director on the dividend record date and (2) matching amounts paid by the Company on behalf of the directors to charitable institutions pursuant to the Company’s matching gifts plan.

All Other Compensation—2009

Name	Dividends Earned	Charitable Matching Payments	Total
P.H.J. Cholmondeley	$910	$0	$910
D.R. Dunham	$1,198	$6,000	$7,198
S.J. Golub	$3,754	$0	$3,754
K.M. Johnson	$713	$0	$713
J.C. Muscari(5)	$370	$5,000	$5,370
M.F. Pasquale	$1,988	$0	$1,988
J.T. Reid	$2,528	$6,000	$8,528
W.C. Stivers	$3,046	$10,000	$13,046

(4)

During 2009, Messrs. Golub and Reid elected to defer their fees in units which have the economic value of one share of the Company’s stock as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors.

(5)

Mr. Joseph C. Muscari served as a non-employee director until his appointment as Chairman and Chief Executive Officer of the Company on March 1, 2007. Since that date, Mr. Muscari is no longer compensated as a director.

(6)

During 2006, Mr. Stivers elected to defer his fees in cash as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. The amount reflected in the “All Other Compensation” column for Mr. Stivers includes interest of $1,872 earned during 2009 on the deferred portion.

Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. Under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, directors who are not employees of the Company have the right to defer their fees. Through 2007, at each director’s election, his or her deferred fees were credited to his or her account either as dollars or as units which have the economic value of one share of the Company’s stock. Starting in 2008, deferred fees are credited as units. Dollar balances in a director’s account bear interest at a rate of return equal to the rate of return for the Fixed Income Fund in the Company’s Savings and Investment Plan. If a director’s deferred fees are credited to his or her account as units, the number of units credited is calculated by dividing the amount of the deferred fees by the closing price of our common stock on the date such fees accrue.

Through 2007, each non-employee director was credited with 500 units upon first joining the Board and with an additional 500 units each year as of the date of the Annual Meeting of Stockholders. The units in a director’s account were increased by the value of any dividends on our common stock. In the case of cash dividends, the units were increased by a number calculated by multiplying the cash dividend per share times the number of units in the director’s account on the related dividend record date and dividing the result by the closing market price of the common stock on the day prior to the dividend payment date. In the case of stock dividends, the units were increased by a number calculated by multiplying the stock dividend per share times the number of units in the director’s account on the related dividend record date. At the time of the director’s termination of service on the Board, the amount held in his or her account is payable in cash only. Based on the director’s prior choice to accumulate dollars or units as described above, the director received either (i) the amount of his or her deferred fees plus accrued interest, or (ii) an amount determined by multiplying the number of units in his or her account by the closing market price of our common stock on the first business day of the month in which payment is to be made. For units and fees deferred through 2007, payments are made in a lump sum or in installments, at the election of the director. For units and fees deferred in 2008 and later, payments are made in a lump sum.

During 2007, each of the non-employee directors received an annual retainer fee of $25,000 for serving as a director. Non-employee directors also received a fee of $2,000 for each meeting of the Board they attended and $1,000 for each committee meeting they attended, except that a director who acted as the Chair of a committee received $1,500 for each committee meeting he or she chaired. Directors also received compensation under the plans described below. In addition, during 2007, non-employee directors serving on the Compensation and Corporate Governance and Nominating committees received units totaling $6,000 in value, while the Chair of these committees received units totaling $9,000 in value; non-employee directors serving on the Audit Committee received units totaling $9,000 in value, while the Chair of the Audit Committee received units totaling $15,000 in value.

Retainer fees for non-employee directors were the same in 2009 as they were in 2008, during which each received an annual retainer fee of $93,000, comprised of $40,000 paid in cash and $53,000 in units, for serving as a director. In addition, the following Committee retainer fees were paid: $20,000 for the Audit Committee Chair and $10,000 for Audit Committee members; $15,000 for the Compensation Committee Chair and $7,500 for Compensation Committee members; and $15,000 for the Corporate Governance and Nominating Committee Chair and $7,500 for Corporate Governance and Nominating Committee members.

ITEM 1—ELECTION OF DIRECTORS

The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated Mr. Joseph C. Muscari and Mr. William C. Stivers, who are currently directors of the Company, to serve for a three-year term expiring at the Annual Meeting to be held in 2013.

The Board expects that the nominees will be available for election. If one or more nominees should become unavailable, your proxy would be voted for a nominee or nominees who would be designated by the Board, unless the Board reduces the number of directors.

The Board unanimously recommends a vote FOR election of each of Mr. Joseph C. Muscari and Mr. William C. Stivers.

Name and Age as of the May 19, 2010 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2013
Joseph C. Muscari 63

Chairman and Chief Executive Officer of Minerals Technologies Inc. since March 1, 2007. Executive Vice President and Chief Financial Officer from January 1, 2006 to December 31, 2006 and Executive Vice President from January 1, 2007 to February 28, 2007 of Alcoa Inc., a producer of aluminum and aluminum products and components and other consumer products. Executive Vice President, Alcoa Inc., and Group President—Rigid Packaging, Foil & Asia from 2004 to 2005; Executive Vice President and Group President, Asia & Latin America from 2001 to 2004; and Vice President Environment, Health, Safety, Audit and Compliance from 1997 to 2001 of Alcoa Inc. Director of Aluminum Corporation of China Limited since June 2002. Director of EnerSys since June 2008. Director of Minerals Technologies Inc. since January 2005.

William C. Stivers 71

Retired Executive Vice President of Weyerhaeuser Company, serving as Chief Financial Officer from 1990 to 2003, Treasurer from 1972 to 1990 and a director and/or officer of various Weyerhaeuser subsidiaries and affiliates. Former member of the Board of the Factory Mutual Insurance Company, Chairman of its Finance Committee, and a member of its Audit Committee. Assistant Vice President and Vice President of First Interstate Bank of California (formerly United California Bank) from 1962 to 1970. Member of the Financial Executives Institute. Director of Domtar Corporation and member of its Audit Committee and its Environmental, Health and Safety Committee since March 2007. Director of Minerals Technologies Inc. since 2003. Chair of the Audit Committee and member of the Compensation Committee of Minerals Technologies Inc.

Name and Age as of the May 19, 2010 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
DIRECTORS WHOSE TERMS EXPIRE IN 2011
Paula H. J. Cholmondeley 63

Former Vice President and General Manager, Specialty Products from 2000 to 2004 of Sappi Fine Paper, North America, a producer of coated fine paper. Ms. Cholmondeley held senior positions with various companies from 1980 through 1998 including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Member of the Board of directors of Dentsply International Inc., Terex Corporation, Ultralife Batteries Inc., and Albany International Corp., and also a member of the audit committees of Dentsply, Albany and Ultralife. Independent trustee of Nationwide Mutual Funds. Director of Minerals Technologies Inc. since January 2005. Member of the Audit Committee and Chair of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Duane R. Dunham 68

Retired President and Chief Operating Officer of Bethlehem Steel Corporation since January 2002. Chairman and Chief Executive Officer of Bethlehem Steel from April 2000 to September 2001. President and Chief Operating Officer from 1999 to April 2000 and President of the Sparrows Point division from 1993 to 1999. Director of Bethlehem Steel Corporation from 1999 to 2002. Director of Minerals Technologies Inc. since 2002. Member of the Compensation Committee and the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Steven J. Golub 64

Vice Chairman since 2005 and Managing Director since 1986 of the investment banking firm of Lazard LLC. Director of Minerals Technologies Inc. since 1993. Member of the Compensation Committee of Minerals Technologies Inc.

Name and Age as of the May 19, 2010 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
DIRECTORS WHOSE TERMS EXPIRE IN 2012
Robert L. Clark 46

Professor and Dean of the School of Engineering and Applied Sciences, University of Rochester since September 2008. Dean of the Pratt School of Engineering at Duke University August 2007 to September 2008. Between 1992 and August 2007, held increasing positions of academic responsibility at Duke University from Assistant Professor to Senior Associate Dean of Pratt School of Engineering and Chair, Mechanical Engineering and Materials Science. Director of Minerals Technologies Inc. and member of the Audit Committee and the Corporate Governance and Nominating Committee as of January 2010.

Michael F. Pasquale 63

Business consultant since January 2001. Executive Vice President and Chief Operating Officer of Hershey Foods Corporation from February 2000 to December 2000. Prior to holding this position, Mr. Pasquale was Senior Vice President, Confectionery and Grocery of Hershey from 1999 to February 2000, President of Hershey Chocolate North America from 1995 to 1998, President of Hershey Chocolate USA from 1994 to 1995, and Senior Vice President and Chief Financial Officer of Hershey Foods Corporation from 1988 to 1994. Director of Minerals Technologies Inc. since 1992. Chair of the Compensation Committee and member of the Audit Committee of Minerals Technologies Inc.

John T. Reid 70

Adjunct Professor, Stern Business School, New York University 2001-2005. CEO of CityQuicker, a website providing information for expatriate executives and their families, from 2000 to 2001. Chief Technological Officer of Colgate-Palmolive Company, a global manufacturer of consumer products, from 1997 to 2000. Member of the Board of Directors, and of the Executive Committee and Audit Committee, of Center for Global Development since 2001. Member of the Board of Directors of Citizens’ Committee for Children since 2002-2009. President, American Friends of Maungatautari since 2006. Member of Advisory Board, Beachheads, New Zealand Trade and Enterprise, since 2007. Director and member of the Audit Committee of Readers’ Digest Association, 2005-2007. Director of Minerals Technologies Inc. since February 2003. Chair of the Corporate Governance and Nominating Committee, 2003-2009, and member of the Audit Committee of Minerals Technologies Inc. since 2003.

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm for the current fiscal year, subject to the approval of the stockholders. KPMG and its predecessors have audited the financial records of the businesses that comprise the Company for many years. We consider the firm well qualified.

We expect that representatives of KPMG will be present at the Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements of the Company, including the audit of the effective operation of, and internal control over, financial reporting, for the fiscal year ended December 31, 2009. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has discussed with KPMG the independent accountant’s independence from the Company and has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Principal Accounting Fees and Services

The Company incurred the following fees for services performed by KPMG in fiscal years 2009 and 2008:

	2009	2008
Audit Fees	$1,844,375	$2,442,500
Audit Related Fees	58,250	71,300
Tax Fees	12,000	25,000
All Other Fees	—	—

Total Fees	$1,914,625	$2,538,800

Audit Fees. Audit fees are fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K, including fees associated with the audit of the effective operation of, and internal control over financial reporting, and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees are billed by KPMG for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements, including due diligence and benefit plan audits.

Tax Fees. Tax fees are fees billed by KPMG for tax compliance, tax advice and tax planning.

All Other Fees. All other fees are fees billed by KPMG to the Company for any services not included in the first three categories.

Pre-Approval Policy. The Audit Committee established a policy which requires that it approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, audit-related services, tax services and all other fees within defined limits. All of the Audit Related Fees and Tax Fees paid to KPMG were approved by the Audit Committee in accordance with its pre-approval policy in fiscal year 2009.

The Audit Committee considered all these services in connection with KPMG’s audits of the Company’s financial statements, and the effective operation of, and internal control over, financial reporting for the fiscal years ended December 31, 2009 and 2008, and concluded that they were compatible with maintaining KPMG’s independence from the Company in the applicable periods.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

William C. Stivers, Chair Paula H. J. Cholmondeley Michael F. Pasquale John T. Reid
By Order of the Board of Directors,

Thomas J. Meek Vice President, General Counsel and Secretary

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot.

You vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. You may also vote your shares by telephone or via the Internet. If you choose to vote by telephone or via the Internet, you do not need to return the attached card.

If you are a participant in the Minerals Technologies Inc. Savings and Investment Plan, you may direct the Trustee how to vote the shares allocated to your account under the Plan. If you do not direct the Trustee, the Trustee will vote any undirected shares in the same proportion as those for which it has received instructions. As a participant in the Plan, your vote remains confidential.

Your vote must be received prior to the Annual Meeting of Stockholders on May 19, 2010.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Minerals Technologies Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Minerals Technologies Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints T.J. Meek and J.A. Sorel, or either of them, as Proxies to vote at the Annual Meeting of Stockholders of Minerals Technologies Inc. on May 19, 2010 and any adjournments or postponements thereof, on matters which may properly come before the Annual Meeting, in accordance with, and as more fully described in, the Notice of Meeting and Proxy Statement, receipt of which is acknowledged.

The Proxies will vote shares in accordance with your directions on this card and in their discretion on any other matters that properly come before the Annual Meeting. If you do not indicate your choices on this card, the Proxies will vote your shares FOR all proposals.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2	Electronic Voting Instructions
ADD 3	You can vote by Internet or telephone!
ADD 4	Available 24 hours a day, 7 days a week!
ADD 5 ADD 6	Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 19, 2010.

Vote by Internet
	•	Log on to the Internet and go to
www.envisionreports.com/MTX
	•	Follow the steps outlined on the secured website.

Vote by telephone
	•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
	•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card		1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold	+
01 - Joseph C. Muscari	☐	☐	02 - William C. Stivers	☐	☐

	For	Against	Abstain
2. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

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